UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission File Number 001-43172

BIOINTRA, CORP.

(Exact name of registrant as specified in its charter)

Delaware	38-4319143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1041 N Dupont Hwy 1029, Dover, DE 19901 +1-302 215 9097 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RAUL LAHUD
Chief Executive Officer
BIOINTRAGROUP.MX

Copies to: Oren Litwin, Esq Oren Litwin LLC 712 H, Street NE Suite 1780, Washington, DC 20002 Altahawi, Lawyers Andy Altahawi, Esq Iconic Tower, 56 Floor Administrative Capital, Eg

Copy to:

ANDY ALTAHAWI

Adamson Brothers, Corp

Adamson Brothers, Corp

2423 SW 147th Ave # 706

Miami, FL 33185

+19495292500

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.000001 per share	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 10/A (this “Amendment”) amends and restates in its entirety the Registration Statement on Form 10 of Biointra, Corp. (the “Company,” “Biointra,” “we,” “us” or “our”) originally filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2026 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 001-43172) (the “Original Filing”). This Amendment is being filed to:

•include our audited consolidated financial statements as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 8, 2024 (inception) to December 31, 2024, together with the report thereon of Fruci & Associates II, PLLC, our independent registered public accounting firm;

•include our unaudited condensed consolidated financial statements as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, and update Item 2 (Financial Information) to discuss those interim periods;

•describe the acquisition by our subsidiary, Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V. (“BRA”), of four agricultural properties in the States of Jalisco and Nayarit, Mexico, in exchange for 1,500,000 shares of our Class A Common Stock, and the related critical audit matter and material weakness identified in connection with the audit of our 2025 financial statements;

•conform the capitalization, share issuance, beneficial ownership and related-party information to the audited and interim financial statements and to the records of our transfer agent;

•describe our letters of intent, our pending biomass supply arrangement, Amendment No. 1 to our Share Purchase Agreement with Silver Rock Group and our outlook for 2026 and 2027; and

•correct the Commission file number, I.R.S. employer identification number and zip code shown on the cover page of the Original Filing, add the name of the exchange on which the Class A Common Stock is to be registered, and update the exhibit index.

Our Class A Common Stock is not currently listed or quoted on any exchange or quotation system. On March 6, 2026, we submitted an application to list our Class A Common Stock on the Nasdaq Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”); the application is pending and Nasdaq has not approved it. We have applied to list under the proposed symbol “BCRP.” Based on our current stockholder base and financial condition, we do not yet satisfy Nasdaq’s initial listing requirements; see “Item 1A. Risk Factors — Risks Related to Our Securities.” Under Section 12(d) of the Exchange Act, the registration of our Class A Common Stock under Section 12(b) will become effective only after Nasdaq has approved our listing application and certified to the SEC that the Class A Common Stock has been approved for listing and registration. Until that time, we are not subject to the periodic reporting requirements of Section 13(a) of the Exchange Act. There can be no assurance that Nasdaq will approve our listing application. See “Item 1A. Risk Factors — Risks Related to Our Securities.”

Unless the context otherwise requires, references in this Amendment to the “Company,” “Biointra,” “we,” “us” and “our” refer to Biointra, Corp. and its consolidated subsidiary, BRA. References to “$” or “US$” are to United States dollars and references to “MXN” are to Mexican pesos. Information in this Amendment is given as of November 4, 2026 (the “date of this Amendment”), unless another date is indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Amendment contains forward-looking statements, including statements regarding our business strategy, the planned development, financing, construction and timing of our waste-to-energy facilities, our commercial pipeline, our agricultural operations, our expected capital requirements, our planned Nasdaq listing, the Share Purchase Agreement with Silver Rock Group and our ability to continue as a going concern. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and similar expressions. These statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties, including those described under “Item 1A. Risk Factors,” that could cause actual results to differ materially. We are not a reporting company under the Exchange Act and the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act is not available to us. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Amendment. We undertake no obligation to update any forward-looking statement, except as required by law.

ITEM 1. BUSINESS

Corporate Information

Biointra, Corp. is a Delaware corporation. Our Certificate of Incorporation was executed by our founder on May 8, 2024 and filed with the Secretary of State of the State of Delaware on May 10, 2024; our financial statements present our results from May 8, 2024 (inception). Our principal executive office is located at 1041 N. Dupont Hwy #1029, Dover, Delaware 19901, and our telephone number is +1 (302) 215-9097. Our operations are conducted in Mexico through our subsidiary, Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V. (“BRA”), a Mexican sociedad anónima promotora de inversión de capital variable, in which we hold 99 of the 100 outstanding shares; the remaining share is held by our Chief Executive Officer, Mr. Raúl Lahud Quiroz, to satisfy the two-shareholder minimum under Mexican corporate law. BRA is consolidated in our financial statements as a wholly-owned subsidiary. Information on our website is not part of this Amendment.

Overview

We are a development-stage company that is establishing treatment facilities for industrial organic waste, including the solid and liquid residues of tequila production, with the objective of converting these byproducts into renewable energy that can be incorporated into our customers’ production processes. We develop renewable energy products and solutions and seek partnerships in renewable energy that are both environmentally sustainable and economically viable. Our mission is to provide recyclable energy solutions, renewable energy fuels and alternative electric power for small and mid-sized industrial users, initially in Mexico.

To date, our efforts have concentrated on negotiations with prospective customers and the execution of non-binding letters of intent and confidentiality agreements, capital raising, organizational development, the launch of our website, the structuring of our business plan, the acquisition of BRA and the acquisition through BRA of four agricultural properties in Mexico. We have not generated any revenue since inception, we have no binding customer contracts, and we do not expect to generate revenue from waste-to-energy operations during 2026. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. See “Item 1A. Risk Factors” and “Item 2. Financial Information.”

Our Solutions

Biointra is an organization dedicated to delivering comprehensive energy solutions across diverse industries in Mexico. We intend to provide integrated solutions, from waste collection to energy generation, with the opportunity for clients to obtain “clean industry” certifications in Mexico and carbon credits without requiring additional investment. We intend to provide our solutions through two primary processes: solid energy solutions and liquid energy solutions.

Our solid energy solution uses particle technology made available by our technology partners to valorize tequila bagasse, the fibrous solid residue produced in the tequila manufacturing process, by converting it into an industrial-grade biomass pellet. This pellet has been tested in steam generation for the production of tequila in industry demonstrations conducted in 2019 and 2024 by entities affiliated with our founder and by our technology partners. Our liquid energy solution encompasses biogas generation from tequila stillage (vinasse) through tropicalized anaerobic digestion processes, which can be utilized in on-site cogeneration (simultaneous thermal and electrical energy) or in a steam boiler. This process also yields two byproducts: treated water that is intended to meet Mexican discharge standards and digestate (biodigestion sludge) that holds value as a fertilizer in regenerative agriculture.

The anticipated revenue streams for solid waste encompass the direct sale of pellets to consumers or, alternatively, the sale of steam for their processing needs. We believe the pellets we intend to produce will provide a more cost-effective and environmentally sustainable alternative, with a “neutral” carbon footprint, to the fossil fuels most frequently utilized in the tequila industry today, including fuel oil, natural gas and LP gas. Projected revenue streams for liquid solutions derive primarily from the sale of purified biogas, which can be utilized in industrial processes as an alternative to fossil fuels, for transportation, or integrated directly into the electrical infrastructure. In addition, the biodigestion of tequila vinasse produces by-products that are appropriate for agricultural irrigation or for release into national water bodies, as well as a biodigestate that can be composted and utilized as a natural fertilizer. As an auxiliary revenue stream for both solutions, we intend to charge a fixed treatment fee billed directly to clients.

Sustainable energy production, such as that derived from biogas obtained through stillage cogeneration, may be supported by Clean Energy Certificates (“CELs”) under Mexico’s Energy Transition Law. A CEL represents the production of one megawatt-hour of clean electricity. CELs are transacted on the Wholesale Electricity Market (MEM) in Mexico through contractual agreements or market transactions, and their value is established by the availability of clean energy generators and the demand from obligated participants (suppliers and significant consumers), who are required to meet a specified minimum percentage of clean energy usage. Non-compliance by obligated entities in the purchase of CELs is subject to penalties under the Electric Industry Law. Our business plan does not depend on CELs. See “Item 1A. Risk Factors.”

Business Model

Our business model commences with negotiations among tequila producers, waste generators and Biointra. In most instances, prospective clients are concerned with the proper disposal of their waste in compliance with Mexican laws and regulations. In Mexico, tequila bagasse and vinasse are classified as “special waste,” and legislation stipulates that responsibility for them lies with the generator, in accordance with the Integrated Waste Management Law of the State of Jalisco (LGIREJ) and its regulations concerning the collection and transportation of special waste. As an auxiliary negotiation instrument, we intend to offer renewable energy for the client’s production process at a competitive rate relative to conventional fossil fuels, along with a business model that enables equipment modernization with no capital investment by the client. Once the volume of waste warrants the establishment of a treatment facility, we intend to allocate resources toward fixed assets, including machinery, land and construction, to serve predominantly local clients. Following the commencement of operations, which we estimate would occur approximately 12 to 18 months after construction begins, depending on the supplier’s delivery schedule, we intend to charge a predetermined fixed treatment fee for both solid and liquid processing.

Solid processes are founded on a “tropicalized” methodology that encompasses pretreatment and processing of raw materials, along with pelletizing and cooling procedures, to transform raw waste into industrial-grade pellets suitable for the industry. For liquid processes, we would receive effluent in accordance with governmental standards for homogenization and subsequently subject it to both aerobic and anaerobic treatment to generate biogas. To adhere to Mexican regulations, the effluent would be subjected to ozone treatment to attain the water quality necessary for discharge into national water bodies or for use in agricultural irrigation. Our business model contemplates the receipt of residual materials at our facilities, with transportation costs borne by the client.

We intend to operate under an energy services company (“ESCO”) model with three contracting modalities: (1) energy supply contracts, (2) technical systems management, and (3) performance contracts. For thermal energy produced from agave pellets, our model incorporates the installation of specialized boilers designed for pellet combustion and steam generation. The capacity of the available furnaces accommodates the range of requirements of the tequila industry, with continuous production throughout the year. The furnaces utilize Spanish technology from the Termomass América brand and are intended to be manufactured in Mexico to optimize cost efficiency.

Our target customers are located primarily in five regions within the Mexican state of Jalisco: Tequila, Arandas, Atotonilco, Tepatitlán and Guadalajara. Management believes that, if the planned operating units in these five regions are financed and built, Biointra would have the capacity to serve a substantial portion of the tequila producers in those regions.

We depend on the technological support of our international collaborators to ensure compliance with local regulations. Our planned facilities require a limited workforce, with approximately three personnel per shift at a stillage facility and ten individuals involved in pellet production. Most of the production facilities are designed to be integrated into IoT systems to facilitate a continuous exchange of information among operations, suppliers and management.

A key distinguishing factor of our solutions is their design for compliance with Mexican legislation and regulations concerning effluent discharges, including NOM-001-SEMARNAT-2021, which establishes the permissible limits for contaminants in wastewater discharges into receiving bodies owned by the nation and serves as the primary regulation concerning water quality standards for industrial water treatment. Our processes are also designed to meet international standards that support companies in achieving their decarbonization objectives. We believe our business model is increasingly competitive due to the rising cost of fossil fuels and the extensive availability and diversity of biomass in Mexico. Because our processes utilize waste materials, we expect our feedstock to be available at little or no cost.

Development Plan and Status

We have not yet secured binding customer contracts for a specified volume of waste, and we have no operating treatment facility. Under management’s current development plan, construction of the first waste-to-energy operating units (the Tequila/Magdalena/Valles vinasse and pellet units) is scheduled to begin in January 2027, followed by the Atotonilco units in June 2027, in each case contingent upon obtaining the necessary project financing, land and environmental permits. As of the date of this Amendment, environmental permitting for the first region was approximately 50% complete and had not been started for the other regions. Accordingly, we do not expect to generate revenue from waste-to-energy operations during 2026. See “Item 2. Financial Information — Outlook and Development Plan.”

Acquisition of Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V.

On April 22, 2025, we entered into a Share Exchange and Acquisition Agreement with BRA, a Mexican corporation controlled by our Chief Executive Officer. Pursuant to the agreement, on May 6, 2025 we issued 5,000,000 shares of Class A Common Stock to Mr. Lahud to acquire 99 of the 100 outstanding shares of BRA (the remaining share being retained by Mr. Lahud as described under “Corporate Information” above). The transfer of BRA’s Series “I” Class “A” shares to the Company was formalized by Public Deed No. 33,148 dated July 30, 2025, granted before Notary Public No. 232 of Mexico City, which also amended BRA’s bylaws to permit the admission of foreign shareholders, and the definitive share certificates were delivered on August 4, 2025. The Share Exchange and Acquisition Agreement closed upon the Company obtaining control of BRA on August 8, 2025. Pursuant to ASC 805-50-30-5, the transaction is accounted for as an asset acquisition under common control; the transfer of the net assets of BRA does not constitute a business and therefore does not represent a change in the reporting entity. At the closing, we recognized the net assets of BRA at their historical carrying value of $421, and the difference between the fair value of the shares issued and the net assets of BRA was recognized in additional paid-in capital. BRA is consolidated in our financial statements from August 8, 2025. See Note 3 to our audited consolidated financial statements.

Acquisition of Agricultural Property by BRA (the “BRA Land Acquisition”)

On September 15, 2025, BRA entered into a Real Property Purchase Agreement (contribution-in-kind agreement) with Mr. Juan Pablo Muñoz Flores (the “Seller”), an unrelated third party, under which the Seller transferred to BRA four parcels of agricultural real property in the States of Jalisco and Nayarit, Mexico, together with the land improvements, buildings, irrigation and hydraulic infrastructure, water-use rights and avocado and blue agave plantations located on them, in exchange for 1,500,000 shares of our Class A Common Stock. The obligation to issue the shares was assigned to the Company under an Assignment of Assets against Share Issuance Agreement between BRA and the Company and a Three-Party Assignment of Land Purchase and Share Issuance Agreement among BRA, the Company and the Seller. For Mexican tax purposes the parties fixed the transfer value at MXN 95,765,000. The transfer of title was formalized by Public Deeds Nos. 1,755, 1,756 and 1,757, each dated December 28, 2025, and Public Deed No. 1,758, dated December 29, 2025, each granted before Notary Public No. 198 of Altamira, Tamaulipas. BRA obtained control of the properties upon execution of the agreement, and the properties are under active cultivation.

We recorded the acquired assets at a fair value of $5,426,066 (MXN 99,652,094), determined from four third-party agricultural appraisal reports (using the cultivated-area valuation for each property) and observable market data. The fair value was allocated as follows: land $3,484,510; bearer plants (avocado) $285,749; inventory (blue agave) $1,375,868; land improvements $191,432; buildings $46,912; and water licenses (intangible assets) $41,595. The 1,500,000 shares were presented as shares issuable at December 31, 2025; their issuance was approved on January 10, 2026 and the shares were recorded in the register maintained by our transfer agent on February 22, 2026. On July 24, 2026, the Seller executed a sworn declaration, ratified before a notary public, confirming that all four parcels formed part of the transaction and that the 1,500,000 shares constitute the full consideration. The valuation of the acquired property was identified by our independent registered public accounting firm as a critical audit matter. See “Item 3. Properties” and Notes 4, 6, 7 and 8 to our audited consolidated financial statements.

Agricultural Operations

Through BRA, we own agricultural properties that include land, water rights, buildings, irrigation infrastructure and avocado and blue agave bearer plants. These properties are under active cultivation. The agricultural operations are intended to preserve and develop the productive value of the acquired properties and to provide operational flexibility, potential agricultural inputs and potential cash flows while we develop our waste-to-energy initiatives. The properties are also intended to serve as sites for the development of our waste-to-energy operations. As of the date of this Amendment, we have not recognized revenue from the sale of agricultural products.

Production and harvest cycles. Our two principal crops have different production cycles. Avocado trees are perennial: once mature, a tree produces fruit that is harvested annually, generally over several months of each year, and the tree itself remains in place and continues to produce in subsequent seasons. Blue agave (Agave tequilana Weber, azul variety) is cultivated for its heart, or piña, which is harvested once, when the plant reaches maturity, generally six to eight years after planting; harvesting the piña removes the plant, which must then be replaced by new plantings. Accordingly, harvest does not consume our avocado trees but does consume each agave plant that is harvested.

Accounting presentation. We account for our agricultural activities under ASC 905, Agriculture. The avocado trees acquired with the agricultural properties are presented within property and equipment as bearer plants and are depreciated over four years. The agave plantations acquired with the agricultural properties are presented as inventory and the cultivating costs that we establish in the future, will be accumulated as growing crops in inventory and charged to cost of sales when the products are sold, and when an acquired agave plantation is harvested its remaining carrying amount will be charged to cost of sales. See Note 2 to our unaudited condensed consolidated financial statements as of June 30, 2026. We had no harvested crops, or agricultural products at June 30, 2026 or December 31, 2025, and we have not sold any agricultural products through the date of this Amendment.

Commercial Pipeline: Letters of Intent and Confidentiality Agreements

Between January 2024 and July 2025, Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V., an entity affiliated with our Chief Executive Officer, and BRA executed four letters of intent (“LOIs”) with tequila and agave producers in the Tequila Denomination of Origin region, each of which remains in effect. The LOIs are non-binding. They record the parties’ intention to explore the development of waste collection and transformation centers for bagasse and vinasse, impose mutual confidentiality obligations, and expressly state that they do not create any obligation to purchase or sell services, any partnership or joint venture, or any liability for damages. None of the LOIs specifies a price, a committed volume or a term of service. The LOIs were executed by the following entities:

Period	Signatory on behalf of Biointra	Number of LOIs	Term
January – April 2024	Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V. (an entity affiliated with our CEO)	3	Until the contemplated collaboration is concluded
July 2025	Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V. (BRA, our subsidiary)	1	Until the contemplated collaboration is concluded
Total		4

Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V. is not a subsidiary of the Company, and the three LOIs it executed have not been assigned to the Company or BRA. Each LOI remains in effect until the contemplated collaboration is concluded or terminated, and none is a binding commitment. Three of the four LOIs include waste-generation data reported by the counterparty, which, on an annualized basis, aggregate approximately 32,800 cubic meters of vinasse and 4,100 metric tons of bagasse per year. In addition, entities affiliated with our CEO have entered into, or are negotiating, confidentiality agreements with additional tequila producers and spirits groups. Confidentiality agreements do not obligate any party to enter into a commercial transaction. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Biomass Supply Arrangement

On September 24, 2026, Productores Industriales de Biomasa, S.A. de C.V., of Hidalgo del Parral, Chihuahua, executed a Wood Chip and Sawdust Supply, Collection and Delivery Agreement, together with an Incorporation, Precedence and Amendment of Annexes Agreement, under which it would supply wood chips to the Company as an alternative biomass fuel. As of the date of this Amendment, the agreement has not been countersigned by the Company and is not in effect. Its price, moisture and bark parameters remain to be agreed in technical and economic closing certificates, and the annual reference volume of 500,000 metric tons is a planning target rather than a purchase or delivery obligation. No deliveries or payment obligations would arise until the parties sign the technical closing, economic closing and commercial start-up certificates. The agreement provides for a ten-year initial term and may be terminated by either party without cause on 90 days’ notice.

Competition

The renewable energy and industrial waste-to-energy industries are highly competitive and constantly evolving. We believe our principal competitors for the energy needs of tequila producers are the state-owned electricity utility, Comisión Federal de Electricidad (“CFE”), and the suppliers of fossil fuels (fuel oil, natural gas and LP gas) used to generate steam and heat. We also expect to compete with independent waste treatment companies, developers and financiers of biogas projects, construction companies expanding into renewable energy and engineering firms offering integrated energy solutions. We intend to compete on price, regulatory compliance, the integration of waste treatment with energy supply, and the absence of up-front investment by the client. Many of our competitors have substantially greater financial, technical and operating resources than we do. See “Item 1A. Risk Factors.”

Government Regulation

Our planned operations in Mexico are subject to federal, state and municipal laws and regulations governing the management of special waste (including the Integrated Waste Management Law of the State of Jalisco and its regulations), wastewater discharge (including NOM-001-SEMARNAT-2021, administered by the National Water Commission (CONAGUA) and the Federal Attorney for Environmental Protection (PROFEPA)), environmental impact authorizations, the generation and interconnection of electricity (including the Electricity Sector Law and the rules of the National Energy Commission (CNE) and the Ministry of Energy (SENER)), water concessions and land use. We will need to obtain environmental and construction permits for each operating unit before construction can begin. The regulatory framework for the Mexican electricity sector was substantially reformed in 2024 and 2025, and further changes are possible. See “Item 1A. Risk Factors — Risks Related to Our Operations.”

Intellectual Property

We do not own any patents, registered trademarks or other registered intellectual property. The pelletizing, boiler and biodigestion technologies that we intend to use are available from our technology partners and equipment suppliers, and we have not entered into any license agreement that grants us exclusive rights. We rely on the know-how of our founder and of entities affiliated with him, on confidentiality agreements with counterparties and on the specifications developed with our technology partners.

Employees and Human Capital

We have no employees. Our executive officers devote such time to our business as they consider necessary and currently serve without cash compensation. Administrative, accounting and development activities are carried out by our officers, by outside professional advisors and by personnel of entities affiliated with our Chief Executive Officer, and the cultivation of the BRA properties is carried out through contracted agricultural labor. We expect to hire operating personnel as our first operating units are financed and built.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act. For as long as we remain an emerging growth company we may take advantage of certain exemptions from reporting requirements that apply to other public companies, including an exemption from the auditor attestation requirement of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements to hold non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities under an effective Securities Act registration statement, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period, and (iv) the date on which we are deemed a “large accelerated filer.” We have not elected to opt out of the extended transition period for complying with new or revised financial accounting standards under Section 107 of the JOBS Act, and as a result our financial statements may not be comparable to those of companies that comply with new or revised accounting standards as of public company effective dates. As a smaller reporting company we may also provide scaled disclosure, including two years of audited financial statements and reduced executive compensation disclosure.

ITEM 1A. RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this Amendment, including our financial statements and the related notes. If any of the following risks occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, and the trading price of our Class A Common Stock, if a market develops, could decline. Additional risks not presently known to us or that we currently consider immaterial may also impair our business.

Summary of Principal Risks

•We have no revenue, no operating waste-to-energy facility and no binding customer contracts, and our auditor has expressed substantial doubt about our ability to continue as a going concern.

•Our four letters of intent are non-binding, and three of them were signed by an entity affiliated with our Chief Executive Officer that is not our subsidiary.

•We will need approximately $55 million to $62 million of project financing to build our ten planned operating units, and we have no committed source of financing other than uncommitted advances from our Chief Executive Officer.

•Substantially all of our assets consist of agricultural property in Mexico whose carrying value depends on appraisal-based estimates that our auditor identified as a critical audit matter.

•Our auditor identified a material weakness in our internal control over financial reporting, and we have no independent directors or audit committee.

•Our Chief Executive Officer controls approximately 94% of our voting power and, under our Certificate of Incorporation, holds veto rights over board decisions; we will be a “controlled company” under Nasdaq rules.

•Changes in Mexican energy, waste and water regulation, in electricity and fossil fuel prices, and in the value of the Mexican peso could adversely affect our planned business.

•We do not currently satisfy the initial listing requirements of the Nasdaq Capital Market, and our registration under Section 12(b) will not become effective unless Nasdaq approves our listing; there is no public market for our Class A Common Stock and one may never develop; and sales under the Silver Rock Share Purchase Agreement and related warrants may cause substantial dilution.

A. Risks Related to Our Operations

Existing waste management and renewable energy regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of our waste-to-energy solutions. These barriers could significantly reduce demand for our services or adversely impact the economics of our future energy contracts.

Federal, state and municipal government regulations and policies concerning waste management, renewable energy generation, utility rate structures, interconnection procedures and the internal policies of utilities heavily influence the market for our planned products and services. These regulations and policies often relate to electricity pricing, the treatment and discharge of industrial wastewater and the interconnection of customer-owned renewable energy generation facilities to the national grid. In Mexico, the previous federal administration repeatedly sought to modify these regulations and policies, including those governing special waste such as tequila bagasse and vinasse. Changes of this kind could discourage potential customers from adopting renewable energy solutions, including our planned pellet and biogas systems, and significantly reduce demand for our services. In 2025, the renewable energy landscape in Mexico underwent a profound reconfiguration following the approval of constitutional reforms and the implementation of the Electricity Sector Development Plan (PLADESE) 2025–2039. The principal risks, classified by their nature, include the following:

Legal and regulatory risks. This is the area of greatest uncertainty due to the shift towards a “binding energy planning” system.

•CFE’s dominance. The reform assigns CFE control of 54% of generation, limiting market space for private companies and creating risks of discrimination in energy dispatch.

•Discretion in permits. New generation permits and interconnection requests are subject to a “priority attention” process (initiated in October 2025). There is a risk that project allocation will not be competitive but will instead be based on strategic criteria of the State.

•Uncertainty in self-supply contracts. The review of contracts signed before 2013 and new restrictions on the sale of surplus energy represent a risk of retroactivity and potential international litigation under the USMCA.

•Weakening of CELs. The potential disappearance of Clean Energy Certificates as a mandatory mechanism weakens the economic incentives for companies to invest in new renewable plants.

Technical and infrastructure risks. The Mexican electricity grid faces significant operational stress due to years of insufficient investment in transmission.

•Transmission network saturation. Despite the 66 transmission projects announced for 2025–2026, the current infrastructure remains the bottleneck, causing congestion at key nodes and limiting the evacuation of energy from areas with high solar, wind or biomass generation.

•Intermittency and stability. The lack of large-scale storage capacity hinders the integration of additional renewables without jeopardizing the stability of the National Electric System (SEN), which has led to preventive blackouts during periods of high demand.

•Lag in decentralization. Although distributed generation continues to grow, the lack of modernization of low- and medium-voltage networks prevents this growth from being orderly and secure for the system.

Investment and financial risks.

•Public capital constraints. The budget allocated to CFE for 2026 shows a real reduction compared to 2025, leaving an investment gap (estimated at over MXN 100 billion annually) that the public sector cannot cover alone.

•Financing costs. Legal uncertainty raises interest rates for projects in Mexico (risk premium), affecting the profitability of clean energy investments.

•Barriers to nearshoring. Many multinational companies have sustainability goals that require 100% clean energy. The difficulty in obtaining direct green energy supply contracts jeopardizes the arrival of new industrial investments to the country.

In addition, the entry into force of NOM-001-SEMARNAT-2021 represents one of the most significant regulatory challenges for the tequila industry in recent decades. This standard updates the limits for pollutants in wastewater discharges, focusing on the protection of national water bodies. The standard not only tightens the previous limits (NOM-001-1996) but also introduces parameters that were not previously strictly monitored, including stricter limits on biochemical oxygen demand and total suspended solids, new acute toxicity and true color requirements (color being a typical problem with vinasse), a reduction of the maximum discharge temperature from 40°C to 35°C (requiring additional cooling systems, since vinasse leaves the stills at temperatures close to boiling), and sanctions that empower PROFEPA and CONAGUA to impose severe fines or even the closure of wells and production plants. While we believe this standard creates demand for our vinasse treatment solution, it also increases the cost and complexity of the facilities we must build and operate, and any failure of our facilities to comply would expose us to sanctions.

Regulatory limitations associated with technical considerations may limit our ability to sell electricity (but not thermal energy) generated from our waste-to-energy systems in certain regions.

The generation limits under Mexico’s current energy policy are central to our planned biogas cogeneration model. Previously, the limit for generating energy without a permit from the Energy Regulatory Commission (CRE) was 0.5 MW. Under the new Electricity Sector Law, this limit has been raised to 0.7 MW, which allows medium-sized businesses and industries to install larger systems without a federal permit; however, the elimination of net metering in favor of less favorable compensation schemes could discourage investment if surplus energy is paid at very low rates. The current government also allows “self-consumption” projects of up to 20 MW under a simplified permitting regime, which permits large industries to generate their own energy on a scale that previously required complex generation permits and reduces the load on the national transmission network. The risks of this scheme include the potential overload of saturated distribution networks and the lack of clarity regarding the “injection rates” for surpluses, which are still being defined.

In practice, CFE and the regulatory bodies can impose limits on the amount of electricity that can be fed into the grid from waste-to-energy facilities, or require costly upgrades to substations and power lines before approving interconnection. While certain policies currently allow for expedited or simplified procedures for connecting renewable energy systems to the grid, any modification or elimination of these procedures could negatively impact our ability to sell electricity generated from our planned biogas and cogeneration systems. As the adoption of distributed renewable generation increases, CFE has stated that overgeneration situations could require curtailing renewable resources to maintain grid stability. If our planned facilities were curtailed without compensation, or if interconnection limits prevented us from selling electricity, our business, operating results and future growth could be materially and adversely affected. Our planned facilities are each designed to generate less than 20 MW, and the sites we have identified are not located in zones that CFE has designated as overgeneration zones; however, these circumstances could change.

Although our business plan does not depend on government incentives, subsidies and market mechanisms such as Clean Energy Certificates, changes in the availability of these incentives could adversely affect our business.

Federal, state and municipal government bodies in Mexico, as well as regulatory agencies such as the CNE and SENER, provide financial incentives to promote renewable energy adoption. These incentives include tax deductions, subsidies for clean technology deployment, preferential financing programs and market mechanisms such as CELs, which reward generators of renewable electricity with tradable credits. CELs remain mandatory for “obligated participants” (large consumers and suppliers); for 2025 the clean energy consumption requirement remained at approximately 13.9%, although proposals exist to raise it gradually to 20%, and a recent Electricity Sector Law initiative proposes that CELs have a validity of two years from issuance. The most significant benefit currently available is the 100% income tax deduction for investment in machinery and equipment for renewable energy generation under Article 34, Section XIII of the Mexican Income Tax Law, and the “Plan Mexico” incentives launched in 2025, which include additional deductions of up to 72% on research and related technical training expenses.

We may benefit from these incentives in lowering our cost of capital, encouraging investor participation and reducing the effective price of our planned solutions for industrial clients, and they may enhance the attractiveness of our ESCO model. However, these incentives may expire on a predetermined date, be reduced or terminated as renewable energy adoption increases, or end when allocated funding is exhausted, often without warning and as a result of political or regulatory changes. Any material change in the availability or structure of governmental incentives could have a negative impact on our business, financial condition and growth prospects.

Increases in the cost of biomass feedstock, specialized equipment or tariffs on imported components could adversely impact our business and financial results.

The low cost and wide availability of biomass feedstock are key assumptions in the pricing of our planned waste-to-energy solutions. A significant increase in the cost of biomass inputs (such as tequila bagasse or vinasse), boilers, pelletizing machinery, anaerobic digesters or other specialized components would impair our ability to compete and our financial results. The cost of raw materials and equipment could increase due to factors beyond our control, supply chain disruptions, or the imposition of tariffs, safeguards or other trade measures on imported machinery. We intend to source pelletizing units, pellet boilers and burners from manufacturers in Mexico and Asia, while control systems (PLCs) typically rely on technology imported from Europe. If tariffs, antidumping duties or countervailing measures are imposed on these imports, the purchase price of our equipment could increase, and our ability to purchase equipment on competitive terms or to access specialized technologies could be limited. Any significant increase in the cost of materials or components could reduce the competitiveness of our solutions, increase our capital requirements and negatively affect our business, financial position and operating results.

A decrease in the price of electricity generated by CFE or in the cost of fossil fuels could harm our business, financial condition and operating results.

A client’s decision to adopt our planned waste-to-energy solutions is expected to be driven primarily by its desire to reduce energy costs while complying with environmental regulations or decarbonization targets. These decisions can also be influenced by the cost of other renewable or conventional energy sources. A decrease in the industrial price of electricity from CFE or in the cost of fossil fuels such as natural gas, fuel oil or LP gas could impair our ability to offer competitive pricing. A direct reduction in industrial electricity tariffs in Mexico appears unlikely in the short term under CFE’s traditional tariff scheme; in January 2025, large industrial consumers saw increases of between 8% and 12% due to volatility in the price of natural gas, which generates approximately 60% of Mexico’s electricity, and the depreciation of the peso. A widespread reduction in prices would require consolidation of investment in transmission (the Mexican government has announced a plan of over US$12 billion for 2026 focused on infrastructure), an increased clean energy content in generation (the stated goal is 45% by 2030) and special pricing schemes in industrial corridors to attract nearshoring investment. If industrial electricity prices or fossil fuel costs decrease for any reason, the purchase of our pellets, biogas or cogeneration services would become less economically attractive, we might be unable to attract customers, and we might experience defaults under any contracts we enter into.

Industrial customers are expected to represent substantially all of our business, and the industrial energy market is sensitive to price fluctuations.

Industrial and commercial customers in Mexico typically pay higher rates for electricity and fossil fuels than residential customers. Because the price we expect to charge industrial customers for our biofuels must be lower than their current retail rate, any significant decrease in the retail price of electricity or fossil fuels for industrial users could have a significant impact on our ability to attract and retain customers. Although we believe that the principal challenge faced by tequila producers is the treatment of their special waste, and that it is improbable that the Mexican government will subsidize electricity or conventional fuels for industry, if that were to happen our business would be negatively impacted.

We may not realize the anticipated benefits of future acquisitions, and the integration of acquisitions may disrupt our business.

In the future, we may acquire renewable energy companies, project pipelines, waste-to-energy facilities or proprietary technologies, or enter into joint ventures and other strategic initiatives. Our ability to integrate acquisitions is unproven. Any acquisition carries numerous risks, including difficulty in assimilating operations and personnel, challenges in integrating acquired technologies or processes with our planned pelletization, biogas or cogeneration systems, difficulty in maintaining internal controls and compliance policies during the transition, disruption of ongoing business and diversion of management attention, difficulty integrating accounting and management information systems, the inability to retain key personnel, customers, suppliers and local partners, failure to achieve financial and strategic goals, acquisition-related costs and amortization of intangible assets, failure of due diligence to identify environmental liabilities, regulatory noncompliance or hidden financial obligations, the inability to assert that internal controls over financial reporting are effective following integration, and delays in obtaining required governmental approvals, including environmental permits, interconnection approvals or waste treatment licenses. If we are unable to integrate future acquisitions successfully, or if anticipated benefits are not realized, our business, financial condition and results of operations could be materially and adversely affected.

We face competition from both traditional energy companies and renewable energy companies.

The renewable energy and industrial waste-to-energy industries are highly competitive and constantly evolving. We believe our main competitors are CFE and the fossil fuel suppliers that provide electricity, steam and heat to our potential customers, with whom we would compete primarily on price, regulatory compliance and ease of adoption. We also expect to face competition from other participants in the value chain, including financial organizations that fund the development of biogas projects, independent waste treatment companies, large construction companies expanding into renewable energy and engineering firms offering comprehensive energy solutions. Competitors have increasingly begun vertically integrating their operations to offer comprehensive products and services similar to those we plan to offer, and consolidation among renewable energy providers is increasing. If we are unable to differentiate our offerings, maintain competitive pricing or establish a market presence, our business, financial condition and results of operations could be materially and adversely affected.

We will depend on a limited number of suppliers of specialized equipment and on a limited number of waste generators for biomass inputs. Any shortage, delay or price change could result in project delays, cancellations and the loss of our ability to compete.

We intend to purchase pelletization machinery, biogas digesters, boilers, control systems and other specialized components from a limited number of suppliers, and to source biomass inputs such as tequila bagasse and vinasse from a limited number of industrial producers. This reliance will make us susceptible to quality issues, shortages and price fluctuations. If we fail to develop, maintain and expand our relationships with equipment suppliers and biomass providers, we may be unable to meet anticipated demand, or may only be able to offer our services at higher costs or after delays. If one or more of the suppliers or waste generators we rely upon ceases or reduces production, we may be unable to identify alternate suppliers or qualify alternative technologies on commercially reasonable terms. Many of our suppliers may be single-source providers of critical components, and qualifying alternate suppliers may be time-consuming and costly and may force us to modify our process designs. Our need to purchase equipment globally also subjects us to currency risk: any decline in the exchange rate of the U.S. dollar or the Mexican peso against the functional currency of our component suppliers could increase our equipment costs. Changes in economic and business conditions, wars, governmental changes and other factors beyond our control could also affect our suppliers’ solvency and ability to deliver components on a timely basis.

Our agricultural operations are subject to weather, pest, disease, yield and water risks.

The bearer plants on the BRA properties consist of avocado trees and blue agave. Agricultural yields are subject to weather conditions, pests, plant disease, water availability and market prices for avocado and agave, each of which is outside our control. The water concession that supports irrigation of the properties has an initial term of ten years, is subject to renewal and to compliance with Mexican water law, and the transfer of the concession to BRA must be registered with CONAGUA. If yields decline, if the concession is not renewed or if the properties’ productive capacity is impaired, we could be required to record impairment charges, and the properties may not generate the agricultural cash flows we anticipate.

B. Risks Related to Our Company

We have no revenue, have identified substantial doubt about our ability to continue as a going concern, and do not expect waste-to-energy revenue in 2026.

We have not generated revenue since inception. As of June 30, 2026, we had cash of $15,602, a working capital of $864,087, amounts due to a company controlled by our Chief Executive Officer of $35,441 and an accumulated deficit of $1,785,401, and we incurred a net loss of $488,324 for the six months ended June 30, 2026. Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2025 regarding substantial doubt about our ability to continue as a going concern. Under our current development plan, construction of our first operating units is not expected to begin until 2027, and management’s modeled capital expenditure for the ten planned operating units is approximately $55 million to $62 million. We will require substantial additional financing, which may not be available on acceptable terms or at all. If we cannot obtain financing, we may be required to reduce, delay or cease our development activities.

Our letters of intent are non-binding, and three of our four letters of intent were signed by an entity that is not our subsidiary; we have no binding customer contracts.

Our commercial pipeline consists of four non-binding letters of intent with tequila and agave producers. Three were executed in 2024 by Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V., which is affiliated with our Chief Executive Officer and is not our subsidiary. Only one LOI was executed by our subsidiary BRA. The LOIs contain no price, volume or term-of-service commitments and may be terminated at any time without liability. If we are unable to convert these relationships into binding, enforceable waste-treatment and energy-supply contracts on acceptable terms, we may be unable to obtain project financing or generate revenue, and our business would be materially and adversely affected.

We have a limited operating history, and our business plan is unproven.

We were incorporated in May 2024 and have not built or operated a waste-to-energy facility. Our business plan relies on technologies and processes that have been demonstrated by our technology partners and affiliates on a limited scale but have not been operated by us at commercial scale, on obtaining environmental and construction permits that we have not yet obtained, on supplier quotations that require updating, and on customer relationships that are not yet contractual. Our estimates of construction timing, capital expenditure, operating costs and treatment fees may prove to be inaccurate, and we may be unable to execute our business plan.

The carrying value of our agricultural property depends on significant estimates, and we are exposed to agricultural, title and water-rights risks.

Substantially all of our assets consist of agricultural property recorded at a fair value of $5,426,066 at acquisition (carrying amount of $857,121 for inventory, $4,120,680 for property and equipment and $40,472 for water licenses at June 30, 2026), determined from third-party appraisals that rely on market comparables, replacement-cost inputs, crop valuation inputs and water-right valuation inputs. Our auditor identified this valuation as a critical audit matter. If the estimates underlying the valuation prove inaccurate, if title or registration defects are identified in the Mexican public property registry, if the water concession transfer is not registered with CONAGUA, or if the properties’ productive capacity declines, we could be required to record impairment charges. Bearer plants and land improvements are being depreciated over four years, which will result in significant non-cash depreciation charges in 2026 and 2027.

We are exposed to fluctuations in the Mexican peso.

The functional currency of BRA is the Mexican peso, while our reporting currency is the U.S. dollar. During 2025 we recorded a foreign currency translation gain of $95,430 and during the six months ended June 30, 2026 a further gain of $153,937 in other comprehensive income, reflecting the appreciation of the peso against the dollar; these gains could reverse. Our planned capital expenditures are largely denominated in U.S. dollars and euros, while our expected revenues are denominated in Mexican pesos. A depreciation of the peso could materially reduce the U.S. dollar value of our assets and future revenue and increase our costs.

We depend on advances from our Chief Executive Officer and entities he controls, which are not committed.

Since inception, our operations have been funded principally by advances from a company controlled by our Chief Executive Officer and by Mr. Lahud personally. These advances are undocumented, unsecured, non-interest-bearing and due on demand, and totaled $35,441 at June 30, 2026. Mr. Lahud and his affiliates are under no obligation to continue to fund us, and a demand for repayment would exhaust our cash. If related-party funding ceases before we obtain third-party financing, we may be unable to pay our professional advisors, complete our listing process or continue operations.

We may need additional funding to execute our business plan and fund operations, and such funding may not be available on reasonable terms or at all.

We will require significant additional capital within the next 12 months and beyond. We intend to raise funds through the sale of equity and debt securities, project financing and commercial debt financing, but there can be no guarantee that such funds will be available on commercially reasonable terms, if at all. If financing is not available on satisfactory terms, we may be unable to expand or continue our business as planned. Any debt financing we obtain will increase expenses, must be repaid regardless of operating results and may involve restrictive covenants. If we issue equity securities, the percentage ownership of existing stockholders will be reduced and stockholders may experience dilution in net book value per share. Our ability to obtain financing may be impaired by conditions in the capital markets, investor sentiment toward renewable energy and waste-to-energy projects, the going-concern explanatory paragraph in our auditor’s report and the fact that we are not yet profitable.

We may be negatively affected by adverse general economic conditions.

Conditions in the Mexican, United States and global economies remain uncertain. Softening markets, inflationary pressures, reduced industrial demand, wavering investor confidence, geopolitical instability, trade disputes, terrorism or war could reduce industrial customers’ willingness or ability to invest in renewable energy solutions, delay project development, limit our access to financing or increase our cost of capital. Currency fluctuations between the U.S. dollar and the Mexican peso could further impact our operating costs and revenues.

Our principal stockholder controls our activities and holds veto rights under our Certificate of Incorporation, which may prevent us from taking actions that other stockholders might view favorably.

Our Chairman and Chief Executive Officer, Mr. Raúl Lahud Quiroz, holds 105,039,427 shares of Class A Common Stock and all 10,000,000 outstanding shares of Class B Common Stock, which carry twenty votes per share. As of the date of this Amendment, these holdings represent approximately 84.9% of our outstanding Class A Common Stock and approximately 94.2% of the combined voting power of our outstanding common stock. In addition, Article III.E of our Certificate of Incorporation provides that the holder of the Class B Common Stock is entitled to maintain veto power over any vote of our board of directors and that the individual representing the Class B Common Stock may effectively make board decisions on his own, including the hiring of executive officers. As a result, Mr. Lahud controls all matters requiring stockholder or board approval, including the election of directors and the approval of significant corporate transactions, mergers, acquisitions and related-party transactions. This concentration of ownership and control could delay, deter or prevent a change in control that other stockholders might view as favorable, limits the ability of minority stockholders to influence corporate matters and could result in decisions that prioritize Mr. Lahud’s interests over those of other investors.

We will be a “controlled company” under Nasdaq rules, and we have no independent directors and no audit committee.

Because Mr. Lahud holds more than 50% of our voting power, upon listing we will be a “controlled company” within the meaning of the Nasdaq listing rules and may elect not to comply with certain corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that we have independent compensation and nominating committees. Our board of directors currently has no independent members and no standing committees. To list on Nasdaq we will be required to establish an audit committee composed of independent directors meeting the requirements of Rule 10A-3 under the Exchange Act, and we have not yet identified qualified independent directors. Until we do so, our stockholders will not have the protections afforded by independent board oversight of our financial reporting, executive compensation and related-party transactions.

Our directors and officers have conflicts of interest, and we have no written related-party transaction policy.

Our directors and officers are, or may become, officers, directors, controlling stockholders or partners of other entities, including LAHUD150, S.A. de C.V. and Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V., which are affiliated with Mr. Lahud but are not our subsidiaries. Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V. executed three of our four letters of intent. Potential conflicts of interest exist regarding the allocation of time, business opportunities and the assignment of these relationships to the Company. We have not adopted a written policy for the review and approval of related-party transactions, and our Certificate of Incorporation and Bylaws do not require officers and directors to present business opportunities to the Company. Our officers devote such time to our business as they believe necessary and are not required to devote their full time to us.

We may depend upon outside advisors, who may not be available on reasonable terms or when needed.

To supplement the experience of our officers and directors, we rely on accountants, technical experts, appraisers, attorneys and other consultants. The selection of such advisors is made by our board of directors without input from stockholders, and these advisors are retained on an as-needed basis without continuing fiduciary obligations to us. There can be no assurance that qualified advisors will be available on commercially reasonable terms when their services are required. In certain cases we may engage affiliates to provide advisory services, which could create conflicts of interest. Failure to secure appropriate outside advisors could impair our ability to execute our business plan, maintain regulatory compliance and respond to technical and financial challenges.

Our auditor identified a material weakness in our internal control over financial reporting, and if we fail to remediate it or identify additional material weaknesses, the accuracy and timeliness of our financial reporting may be adversely affected.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2025, our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, consisting of the absence of effective policies and procedures to provide adequate, independent oversight over financial reporting, the timely preparation, review and approval of accounting records and journal entries, and a lack of segregation of duties, resulting from our small size and limited accounting personnel. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management is evaluating and implementing improvements to our financial reporting and review process, including the engagement of an outside accounting firm to prepare our financial statements, but the material weakness had not been remediated as of the date of this Amendment, and remediation will depend on our ability to hire qualified accounting personnel and to establish independent oversight.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if additional material weaknesses are discovered in future periods, a risk that is heightened by the complexity of our planned operations, regulatory compliance requirements in Mexico, the use of two functional currencies and the need to consolidate financial data across entities, we may be unable to accurately and timely report our financial position, results of operations or cash flows. This could result in late filings of our periodic reports, restatements of our financial statements or other corrective disclosures, and could impair our ability to raise capital or meet investor expectations.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002 are costly and may increase substantially.

Once the registration of our Class A Common Stock becomes effective, we will be required to file annual, quarterly and current reports with the SEC and to comply with the Sarbanes-Oxley Act, the Dodd-Frank Act and the Nasdaq listing rules, which will require us to engage legal, accounting, auditing and other professional services. The Sarbanes-Oxley Act requires, among other things, that we design, implement and maintain adequate internal controls over financial reporting. The costs of compliance, combined with our limited technically qualified personnel, may make it difficult for us to design, implement and maintain adequate internal controls. We are working with our legal, accounting and financial advisors to identify areas in which changes should be made to our financial and management control systems, including corporate governance, disclosure controls and procedures, and financial reporting and accounting systems. We estimate that the aggregate cost of increased legal services, accounting and audit functions, personnel such as a chief financial officer familiar with public company reporting, consultants to design and implement internal controls, and financial printing will be at least several hundred thousand dollars per year. If and when we retain independent directors or additional members of senior management, we will incur additional expenses for director compensation and directors’ and officers’ liability insurance, which we cannot estimate at this time. These expenses, individually or in the aggregate, may be material, and being a public company may make it more difficult or costly to obtain certain types of insurance and to attract and retain qualified directors and officers. If compliance requirements divert management’s attention from developing our waste-to-energy projects, our business, financial condition and results of operations could be materially and adversely affected.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A Common Stock less attractive to investors.

For as long as we remain an emerging growth company, we may take advantage of exemptions from various reporting requirements, including exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced executive compensation disclosure, and we have not opted out of the extended transition period for complying with new or revised accounting standards. We cannot predict whether investors will find our Class A Common Stock less attractive as a result, which could result in a less active trading market and greater volatility in the price of our shares.

C. Risks Related to Our Securities

We do not currently satisfy the initial listing requirements of the Nasdaq Capital Market, and the registration of our Class A Common Stock under Section 12(b) of the Exchange Act will not become effective unless Nasdaq approves our listing application.

We have filed this registration statement in connection with our planned listing on the Nasdaq Capital Market. Under Section 12(d) of the Exchange Act, our registration will become effective only after Nasdaq certifies to the SEC that our Class A Common Stock has been approved for listing. Based on our stockholder base and our financial condition as of the date of this Amendment, we do not qualify for initial listing on the Nasdaq Capital Market. The Nasdaq Capital Market initial listing standards require, among other things, a minimum bid price of $4.00 per share; at least 1,000,000 unrestricted publicly held shares with a market value of at least $15 million; at least 300 round-lot holders, at least 50% of whom must each hold unrestricted shares with a market value of at least $2,500; stockholders’ equity of at least $5 million (together with a two-year operating history), a market value of listed securities of at least $50 million, or net income of at least $750,000; and compliance with Nasdaq’s corporate governance requirements, including an audit committee of independent directors. We have no revenue and an accumulated deficit, our stockholders’ equity was $5,025,239 at June 30, 2026 and will decline as we incur further losses unless we raise capital, we have no operating history of two years in the sense contemplated by the rules, and we have no independent directors. As to the stockholder base, 287 of our 306 holders of record currently hold unrestricted shares, and we expect that number to exceed 300 in December 2026 when the Rule 144 holding period for the shares sold in our Regulation S offering in November and December 2025 expires (see “Item 9 — Shares Eligible for Future Sale”); however, approximately 270 of those holders hold 400 shares each, so that at the $4.00 minimum bid price fewer than half of them would hold unrestricted shares with a market value of $2,500, and our unrestricted publicly held shares would have a market value well below $15 million. To qualify for listing we will need to raise additional equity capital, broaden our stockholder base so that a sufficient number of round-lot holders hold unrestricted shares with the required market value, appoint independent directors and establish an audit committee, and satisfy Nasdaq that our shares will trade at or above the minimum bid price. We may be unable to do any of these things, and Nasdaq also has broad discretion to deny listing on the basis of public interest concerns, including concerns about related-party transactions, the concentration of control or the source of a company’s assets. If Nasdaq does not approve our listing, our registration under Section 12(b) will not become effective, we will not become a reporting company by means of this registration statement, no public market for our Class A Common Stock will develop through Nasdaq, and the Silver Rock Share Purchase Agreement, which is conditioned on a public listing, will not become available to us.

There has been no public market for our Class A Common Stock, and an active, liquid and orderly trading market may not develop or be sustained.

Prior to a listing, there has been no public market for our Class A Common Stock. If our Class A Common Stock is listed on Nasdaq without an underwritten offering, the initial trading price will be determined by buy and sell orders collected by Nasdaq from broker-dealers rather than by negotiation with underwriters, and there may initially be either a lack of supply of, or a lack of demand for, our shares. We have not consulted with existing stockholders regarding their desire or plans to sell shares in the public market following a listing, nor have we discussed with potential investors their intentions to purchase our shares. In the case of a lack of supply, the trading price may rise to unsustainable levels; in the case of a lack of demand, the trading price could decline significantly and rapidly. Institutional investors may be discouraged from purchasing our shares if they are unable to acquire sufficient blocks in the open market, and without the stabilizing presence of long-term institutional holders the market for our securities may be more volatile. An active, liquid and orderly trading market may not develop or be sustained, which could depress the trading price of our Class A Common Stock and impair your ability to sell your shares.

The price of our Class A Common Stock could be highly volatile.

If a market develops, our Class A Common Stock may be subject to significant price volatility, low trading volumes and wide spreads between bid and ask prices. Due to the limited volume of shares that may trade on any given day, persons buying or selling in relatively small quantities may easily influence the price of our shares, and large percentage changes could occur during a single trading session. Holders of our Class A Common Stock may be unable to liquidate their investment readily and may be forced to sell at depressed prices. Broad market fluctuations, general economic and political conditions in Mexico and the United States, regulatory developments, our failure to meet development milestones and sales by our stockholders may also adversely affect the market price of our Class A Common Stock.

If our Class A Common Stock is not listed on a national securities exchange, it may be subject to the SEC’s penny stock rules, which could limit its tradability.

If our Class A Common Stock is not approved for listing on Nasdaq and instead becomes quoted on an over-the-counter market at a price below $5.00 per share, it would likely be a “penny stock” under Rule 3a51-1 under the Exchange Act. Broker-dealers effecting transactions in penny stocks must comply with Rule 15g-9 and related rules, which require, among other things, delivery of a standardized risk disclosure document, disclosure of commissions and current quotations, and a written determination that the penny stock is a suitable investment for the purchaser. These requirements reduce the level of trading activity in the secondary market for penny stocks and could make it more difficult for holders to sell their shares.

Sales of our Class A Common Stock to Silver Rock Group under the Share Purchase Agreement, and the issuance and exercise of the related warrants, may cause substantial dilution.

Under our Share Purchase Agreement dated August 29, 2024 with Silver Rock Group (“Silver Rock”), we may sell up to $350,000,000 of Class A Common Stock to Silver Rock over the 36 months following our public listing, in tranches of up to one million shares at a price equal to a 10% discount to the lowest trading price during the ten trading days preceding each draw-down notice, subject to volume limitations. Upon our public listing, we are also required to issue to Silver Rock five-year warrants to purchase a number of shares equal to 4% of our fully diluted outstanding shares, at an exercise price equal to the lower of $2.00 per share or 110% of the listing price. We issued 2,178,656 shares of Class A Common Stock to Silver Rock as a commitment fee in the first quarter of 2026. On November 2, 2026, we and Silver Rock entered into Amendment No. 1 to the Share Purchase Agreement, which confirms the $350,000,000 aggregate purchase commitment, provides that the warrant exercise price will be fixed on the listing date and will not thereafter be reset by reference to the market price, limits the number of shares that may be registered for resale by Silver Rock under any single registration statement to 29.99% of our then-outstanding shares, provides that we will not issue shares to Silver Rock under the agreement and the warrants (including the commitment shares) in excess of 19.99% of our shares outstanding immediately prior to our listing unless stockholder approval is obtained, and makes the agreement non-exclusive. Mr. Lahud, as the holder of a majority of our voting power, is able to provide that stockholder approval. Draw-downs under the agreement and exercises of the warrants would be made at prices below the prevailing market price and may cause substantial dilution to existing stockholders and depress the trading price of our Class A Common Stock. Sales under the agreement will also require the registration of the resale of those shares under the Securities Act or an available exemption.

Future sales of our Class A Common Stock, including sales of shares that are already freely tradable and sales of restricted securities under Rule 144, may have a depressive effect on our stock price.

Of our 123,650,883 outstanding shares of Class A Common Stock as of November 4, 2026, 14,924,800 shares held by 287 non-affiliates are no longer subject to Securities Act restrictive legends, following their removal by our transfer agent on May 11, 2026 in reliance on the Rule 144 opinion of our counsel filed as Exhibit 99.3 (see “Item 9 — Shares Eligible for Future Sale”), and could be sold immediately upon a listing; a further 8,000 shares held by seventeen holders will become freely tradable in November and December 2026. None of our stockholders has entered into a lock-up agreement. The remaining 108,726,083 shares, including the 105,039,427 shares held by our Chief Executive Officer, are “restricted securities” within the meaning of Rule 144 under the Securities Act or are held by an affiliate, and may be resold only pursuant to an effective registration statement or an exemption from registration. In general, under Rule 144 as currently in effect, once we have been subject to Exchange Act reporting for at least 90 days, a non-affiliate who has held restricted securities for at least six months may sell them without limitation, and an affiliate who has held restricted securities for at least six months may sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the class or the average weekly trading volume during the four calendar weeks preceding the sale, subject to manner-of-sale, notice and current public information requirements. We also intend to register the resale of certain restricted shares on Form S-1. Sales of a substantial number of shares, or the perception that such sales may occur, could depress the price of our Class A Common Stock in any market that may develop.

If the registration of our Class A Common Stock is revoked or we fail to maintain our Nasdaq listing, our business opportunities may diminish.

If, after our registration becomes effective, we fail to comply with our reporting obligations, the SEC could suspend trading in or revoke the registration of our Class A Common Stock, and if we fail to satisfy Nasdaq’s continued listing standards our shares could be delisted. In either case we would lose the ability to access the capital markets in the same manner as a listed reporting company, which would impair our ability to raise capital through the issuance of shares, reduce investor confidence, limit liquidity in our Class A Common Stock and restrict our ability to pursue growth opportunities.

We do not anticipate paying cash dividends on our common stock.

We have never paid cash dividends and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, contractual restrictions and other factors the board deems relevant. As a result, investors may need to rely on sales of their shares after price appreciation, if any, as the only means of realizing a return on their investment.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 8, 2024 (inception) to December 31, 2024, and our unaudited condensed consolidated financial statements as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, and the related notes, which appear beginning on page F-1 of this Amendment. This discussion contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors.”

Overview

Biointra is a development-stage company that is building an integrated platform for the recovery and beneficial use of organic waste from the tequila industry in Mexico, including the conversion of bagasse into biomass pellets and of vinasse into biogas. On August 8, 2025, we obtained control of our operating subsidiary, BRA, and on September 15, 2025, BRA acquired four agricultural properties in exchange for 1,500,000 shares of our Class A Common Stock. Our consolidated financial statements include the accounts of BRA from August 8, 2025. We have not generated revenue since inception, and our operations have been funded by advances from a company controlled by our Chief Executive Officer and by non-cash issuances of our Class A Common Stock. Our expenses consist principally of consulting fees (most of which have been settled in shares), depreciation and amortization of the agricultural property and water licenses acquired by BRA, legal, audit and other professional fees, and transfer agent fees associated with our registration and planned listing.

Recent Developments

•On January 10, 2026, our board approved the issuance of 2,178,656 shares of Class A Common Stock to Silver Rock as the commitment fee under the Share Purchase Agreement and of 1,500,000 shares of Class A Common Stock to the Seller in the BRA Land Acquisition. Both blocks were recorded in the register maintained by our transfer agent on February 22, 2026, after which 123,611,456 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock were outstanding.

•On February 23, 2026, we filed a notice on Form D with the SEC with respect to our 2024 private placement, and on March 2, 2026, we filed the Original Filing.

•During the six months ended June 30, 2026, Mr. Lahud and a company he controls advanced an aggregate of $126,588 to us, including cash advances of $3,500 on February 19, 2026, $50,000 on March 10, 2026 and $30,000 on April 8, 2026, and expenses paid on our behalf. The advances are non-interest-bearing, unsecured and due on demand.

•On June 26, 2026, we issued 39,427 shares of Class A Common Stock at $8.00 per share to Mr. Lahud, as directed by the creditor, in settlement of $315,421 of advances owed to Lahud150, S.A. de C.V., a company controlled by Mr. Lahud, of which $5 was forgiven and treated as a capital contribution to the Company. The issuance was approved by unanimous written consent of our board of directors dated June 26, 2026, with Mr. Niembro, as the disinterested director, approving the transaction. The shares were issued and outstanding as of June 30, 2026.

•From February through April 2026, BRA’s former bank account was blocked and BRA operated without an active bank account until a new account was opened in May 2026. During that period BRA’s expenses were paid by affiliates of our Chief Executive Officer.

•On July 24, 2026, the Seller in the BRA Land Acquisition executed a sworn declaration, ratified before a notary public, confirming the sale of all four parcels and his receipt of the 1,500,000 shares as full consideration.

•On September 24, 2026, Productores Industriales de Biomasa, S.A. de C.V. executed the biomass supply agreement described under “Item 1. Business — Biomass Supply Arrangement,” which has not been countersigned by the Company and is not in effect.

•On November 4, 2026, Fruci & Associates II, PLLC issued its report on our consolidated financial statements as of December 31, 2025 and 2024, which includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and a critical audit matter relating to the valuation of the acquired agricultural property. In connection with the audit, our auditor also communicated to our board a material weakness in our internal control over financial reporting. See “Internal Control over Financial Reporting” below.

Results of Operations

Three and Six Months Ended June 30, 2026 Compared to Three and Six Months Ended June 30, 2025

($)	Three months ended June 30, 2026	Three months ended June 30, 2025	Six months ended June 30, 2026	Six months ended June 30, 2025
Revenue	–	–	–	–
Advertising and marketing	–	99	–	495
Amortization and depreciation	33,204	–	66,075	–
Consulting	100,000	50,000	279,000	50,000
General and administrative	28,640	306	29,277	581
Legal and professional fees	16,002	5,500	68,245	5,500
Transfer agent fees	24,235	1,450	45,705	2,549
Total operating expenses	202,081	57,355	488,302	59,125
Interest expense	(22)	–	(22)	–
Net loss	(202,103)	(57,355)	(488,324)	(59,125)
Foreign currency translation adjustment	143,445	–	153,937	–
Comprehensive loss	(58,658)	(57,355)	(334,387)	(59,125)

Revenue. We did not generate revenue in any of the periods presented. We have no operating waste-to-energy facility, and no sales of agricultural products were recorded through June 30, 2026.

Operating expenses. Total operating expenses increased to $202,081 for the three months ended June 30, 2026 from $57,355 for the three months ended June 30, 2025, and to $488,302 for the six months ended June 30, 2026 from $59,125 for the six months ended June 30, 2025. The increases were principally attributable to the following:

•Amortization and depreciation of $33,204 and $66,075 for the three and six months ended June 30, 2026, respectively (nil in 2025), consisting of depreciation of the bearer plants, land improvements and buildings acquired by BRA in September 2025 ($63,890 for the six months) and amortization of the water licenses ($2,185 for the six months). Bearer plants and land improvements are depreciated over four years and buildings over 20 years. Because the BRA Land Acquisition closed in September 2025, no comparable charge was recorded in the 2025 periods.

•Consulting expense of $100,000 and $279,000 for the three and six months ended June 30, 2026, respectively, compared to $50,000 in each 2025 period. The three-month and six-month 2026 amounts include $100,000 and $250,000, respectively, of non-cash expense representing the remaining amortization, through the end of the service period on May 31, 2026, of the $600,000 fair value of the 6,000,000 shares of Class A Common Stock issued to four consultants on May 6, 2025, and $29,000 of cash consulting fees. The 2025 amounts represent the initial amortization of that award.

•Legal and professional fees of $16,002 and $68,245 for the three and six months ended June 30, 2026, respectively, compared to $5,500 in each 2025 period, reflecting audit, accounting and legal fees associated with the audit of our 2025 financial statements, the Original Filing and this Amendment.

•Transfer agent fees of $24,235 and $45,705 for the three and six months ended June 30, 2026, respectively, compared to $1,450 and $2,549 in the 2025 periods, reflecting the fees charged by our transfer agent for the issuance of the Silver Rock and BRA Land Acquisition shares, certificate cancellations and legend removals, and monthly services.

•General and administrative expenses of $28,640 and $29,277 for the three and six months ended June 30, 2026, respectively, compared to $306 and $581 in the 2025 periods, reflecting filing, bank and administrative costs of the Company and BRA.

Other expense. We recorded interest expense of $22 in the three and six months ended June 30, 2026 on an overdue professional fee invoice. No other income or expense was recorded in the periods presented.

Net loss and comprehensive loss. Net loss was $202,103 and $488,324 for the three and six months ended June 30, 2026, respectively, compared to $57,355 and $59,125 for the corresponding 2025 periods. We recorded foreign currency translation gains of $143,445 and $153,937 for the three and six months ended June 30, 2026, respectively, in other comprehensive income, arising from the translation of BRA’s peso-denominated net assets, principally the agricultural property, at the higher period-end exchange rate. Comprehensive loss was $58,658 and $334,387 for the three and six months ended June 30, 2026, respectively, compared to $57,355 and $59,125 for the corresponding 2025 periods, in which there was no foreign currency translation adjustment. Basic and diluted loss per share of each of Class A and Class B Common Stock was $(0.00) for the three months ended June 30, 2026 and 2025, $(0.00) for the six months ended June 30, 2026 and 2025. Weighted average shares outstanding were 123,613,189 Class A shares and 10,000,000 Class B shares for the three months ended June 30, 2026; 115,581,152 Class A shares and 10,000,000 Class B shares for the three months ended June 30, 2025; 122,535,152 Class A shares and 10,000,000 Class B shares for the six months ended June 30, 2026; and 112,275,341 Class A shares and 10,000,000 Class B shares for the six months ended June 30, 2025.

Year Ended December 31, 2025 Compared to the Period from May 8, 2024 (Inception) to December 31, 2024

($)	Year ended December 31, 2025	Period from May 8, 2024 (inception) to December 31, 2024	Change
Revenue	–	–	–
Advertising and marketing	495	3,600	(3,105)
Amortization and depreciation	31,382	–	31,382
Consulting	350,000	35,009	314,991
General and administrative	1,019	951	68
Legal and professional fees	15,773	–	15,773
Loss on write-down of inventory to net realizable value	559,798	–	559,798
Transfer agent fees	5,224	–	5,224
Total operating expenses	963,691	39,560	924,131
Commitment fee	–	(217,866)	217,866
Financing expense	–	(75,960)	75,960
Net loss	(963,691)	(333,386)	(630,305)
Foreign currency translation adjustment	95,430	–	95,430
Comprehensive loss	(868,261)	(333,386)	(534,875)

Revenue. We generated no revenue in either period, as we remained in the development stage. During these periods we focused on project development, the acquisition of BRA and of the agricultural properties, and discussions with tequila producers and other industrial partners in Mexico. There were no costs of goods sold or gross profit in either period.

Operating expenses. Operating expenses increased to $963,691 for the year ended December 31, 2025 from $39,560 for the period from May 8, 2024 (inception) to December 31, 2024. The increase was primarily attributable to (i) consulting expense of $350,000, representing the portion recognized in 2025 of the $600,000 fair value of the 6,000,000 shares of Class A Common Stock issued on May 6, 2025 for services to be rendered from June 1, 2025 to May 31, 2026 (the remaining $250,000 was recorded as a prepaid expense at December 31, 2025); (ii) depreciation of $30,344 and amortization of $1,038 on the agricultural property and water licenses acquired by BRA; (iii) legal and professional fees of $15,773 and transfer agent fees of $5,224 associated with our registration process; and (iv) loss on write-down of inventory to net realizable value of $559,798 on the unharvested agave plantations acquired by BRA. Consulting expense in 2024 consisted principally of fees paid to advisors in connection with our organization and the private placement.

Other expense. We incurred no other expense in 2025. In the period from May 8, 2024 (inception) to December 31, 2024, we incurred a commitment fee of $217,866, representing the fair value of the 2,178,656 shares of Class A Common Stock issuable to Silver Rock under the Share Purchase Agreement, and financing expense of $75,960, representing the portion of the $89,240 of costs of our 2024 private placement that exceeded the gross proceeds of the placement.

Net loss and comprehensive loss. Net loss was $963,691 for the year ended December 31, 2025, compared to $333,386 for the period from May 8, 2024 (inception) to December 31, 2024. Of the 2025 net loss, $371,256 was incurred in the United States and $592,435 in Mexico. After a foreign currency translation gain of $95,430, comprehensive loss for 2025 was $868,261. Basic and diluted loss per share was $(0.01) for both Class A and Class B Common Stock for the year ended December 31, 2025 and $(0.00) for the period from May 8, 2024 (inception) to December 31, 2024, based on weighted average shares outstanding of 116,135,540 Class A shares and 10,000,000 Class B shares for the year ended December 31, 2025, and 90,021,924 Class A shares and 8,270,042 Class B shares for the period from May 8, 2024 (inception) to December 31, 2024.

Liquidity and Capital Resources

($)	June 30, 2026 (unaudited)	December 31, 2025	December 31, 2024
Cash	15,602	33,931	9,989
Deferred financing costs	120,000	110,000	45,000
Inventory	857,121	831,142	–
Prepaid expenses	11,650	250,000	–
Sales tax recoverable	2,597	491	–
Total current assets	1,006,970	1,225,564	54,989
Property and equipment, net	4,120,680	4,057,823	–
Intangible assets, net	40,472	41,367	–
Total assets	5,168,122	5,324,754	54,989
Accounts payable and accrued liabilities	107,442	56,275	70,000
Due to related party	35,441	224,274	100,390
Total current liabilities	142,883	280,549	170,390
Working capital (deficit)	864,087	945,015	(115,401)
Total stockholders’ equity (deficit)	5,025,239	5,044,205	(115,401)
Accumulated deficit	(1,785,401)	(1,297,077)	(333,386)

As of June 30, 2026, we had cash of $15,602 and a working capital of $864,087, compared to cash of $33,931 and working capital of $945,015 at December 31, 2025. The change in working capital principally reflects the amortization of the $250,000 prepaid consulting expense, an increase of $51,167 in accounts payable and accrued liabilities (principally audit, legal and transfer agent fees) and a decrease of $188,833 in amounts due to a company controlled by our Chief Executive Officer. Current assets at June 30, 2026 include deferred financing costs of $120,000, which relate to our planned registration statement on Form S-1 and are not available to fund operations. Total stockholders’ equity decreased to $5,025,239 at June 30, 2026 from $5,044,205 at December 31, 2025, reflecting the net loss for the period, partially offset by the foreign currency translation gain and by the $315,421 of related-party debt settled through the issuance of shares on June 26, 2026. The issuance in the first quarter of 2026 of the 3,678,656 shares that were presented as issuable at December 31, 2025 reclassified $5,643,932 from shares issuable to common stock and additional paid-in capital and had no effect on total equity.

At December 31, 2025, we had cash of $33,931 and working capital of $945,015, compared to cash of $9,989 and a working capital deficit of $115,401 at December 31, 2024. Current assets at December 31, 2025 included prepaid consulting expenses of $250,000, deferred financing costs of $110,000, and inventory of $831,142 that were not available to fund operations. Total stockholders’ equity increased to $5,044,205 at December 31, 2025, principally as a result of the 1,500,000 shares of Class A Common Stock issuable for the agricultural property ($5,426,066) and the shares issued for services ($600,000), partially offset by the net loss for the year.

Cash Flows

($)	Six months ended June 30, 2026	Six months ended June 30, 2025	Year ended December 31, 2025	Period from May 8, 2024 (inception) to December 31, 2024
Net cash provided by (used in) operating activities	(8,235)	(10,076)	87,425	54,879
Net cash provided by investing activities	–	–	89	–
Net cash provided by (used in) financing activities	(10,000)	87	(63,620)	(44,890)
Effect of foreign exchange on cash	(94)	–	48	–
Net increase (decrease) in cash	(18,329)	(9,989)	23,942	9,989

Six months ended June 30, 2026. Net cash used in operating activities was $8,235, as the net loss of $488,324 was substantially offset by non-cash depreciation and amortization of $66,075 and non-cash stock-based consulting expense of $250,000, and by advances from a related party of $126,588 and an increase in accounts payable and accrued liabilities of $51,167, partially offset by an increase in prepaid expenses of $11,650 and sales tax recoverable of $2,091. Financing activities consisted of $10,000 of deferred financing costs. Net cash used in operating activities in the six months ended June 30, 2025 was $10,076, as the net loss of $59,125 was substantially offset by non-cash stock-based consulting expense of $50,000 and by advances from a related party of $30,024, partially offset by a decrease in accounts payable and accrued liabilities of $30,975; the balance was funded by a bank overdraft of $87.

Year ended December 31, 2025. Net cash provided by operating activities of $87,425 reflected advances of $123,884 from a company controlled by our Chief Executive Officer, which funded the net loss after non-cash charges for stock-based compensation ($350,000), depreciation and amortization ($31,382) and loss on write-down of inventory to net realizable value ($559,798). Investing activities consisted of $89 of cash acquired with BRA. Financing activities consisted of $65,000 of deferred financing costs, partially offset by $800 of proceeds from the issuance of Class A Common Stock and $580 of net subscription proceeds.

We anticipate that cash flows from operations will remain negative until revenue-generating operations commence following the commissioning of our first waste-to-energy facility, which under our current development plan would not occur before 2028.

Related-Party Advances

Since inception, we have obtained undocumented, unsecured, non-interest-bearing, due-on-demand advances from a company controlled by our Chief Executive Officer, and from Mr. Lahud personally, to fund our operations, and that company has paid deferred financing costs, prepaid consulting fees and general and administrative expenses on our behalf. The balance owed was $35,441 at June 30, 2026, $224,274 at December 31, 2025 and $100,390 at December 31, 2024. These advances are not committed, and Mr. Lahud and his affiliates may discontinue them at any time. On June 26, 2026, we issued 39,427 shares of Class A Common Stock to Mr. Lahud in settlement of $315,421 of advances due to Lahud150, S.A. de C.V., a company controlled by our Chief Executive Officer, of which $5 was forgiven and treated as a contribution to the Company.  See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Going Concern

Our financial statements have been prepared on a going-concern basis, which assumes that we will be able to meet our obligations and continue our operations for at least one year from the date the financial statements are issued. We have not achieved profitable operations, expect to incur further losses in the development of our business, had an accumulated deficit of $1,785,401 at June 30, 2026 and do not have sufficient cash to meet our obligations. These factors raise substantial doubt about our ability to continue as a going concern, and our auditor’s report on our 2025 financial statements includes an explanatory paragraph to that effect. Our ability to continue as a going concern depends on our ability to obtain equity financing, project financing and continued related-party advances. Management has no formal plan in place to address this condition other than its intention to raise equity capital following our planned listing, including under the Silver Rock Share Purchase Agreement, and to continue to rely on related-party advances in the interim. There is no assurance that additional funding will be available. See Note 13 to our audited consolidated financial statements and Note 12 to our unaudited interim financial statements.

Material Cash Requirements and Plan of Operation for the Next Twelve Months

During the next twelve months we expect our cash requirements to consist of (i) the legal, accounting, audit, transfer agent, listing and filing costs of completing this registration, our planned Nasdaq listing and our planned registration statement on Form S-1, which we estimate at approximately $400,000 to $600,000; (ii) the cost of maintaining the BRA properties under cultivation and of the water concession; (iii) the environmental permitting and engineering work required before construction of our first operating units can begin; and (iv) general corporate expenses. We will also need to begin raising the project financing for the first operating units if construction is to begin in 2027 as planned. We intend to meet these requirements through a combination of proceeds from the sale of our Class A Common Stock in private placements and, following a listing, under the Silver Rock Share Purchase Agreement, other equity, debt and project financing arrangements, and related-party advances from our Chief Executive Officer and entities he controls, which are not committed. We have no committed sources of financing. Failure to obtain sufficient financing would materially and adversely affect our ability to execute our business plan.

Future financing is expected to be directed toward the construction and commissioning of waste-to-energy facilities, the acquisition of specialized equipment and technology, the expansion of feedstock supply agreements and working capital to support regulatory compliance, staffing and project development. We may use short-term loans, long-term debt, equity capital and project financing as may be necessary, but there can be no assurance that such financing will be available on commercially reasonable terms, if at all.

Outlook and Development Plan

The following information is forward-looking, has been prepared by management, and has not been examined, compiled or reviewed by our independent registered public accounting firm, which expresses no opinion or any other form of assurance on it. It is presented in reliance on Item 10(b) of Regulation S-K, and investors should not place undue reliance on it.

Based on the letters of intent described under “Item 1. Business — Commercial Pipeline,” management projects no revenue from waste-to-energy operations for the fiscal year ending December 31, 2026. The principal assumptions are the following: (i) none of the LOIs is a binding contract or contains price or volume commitments; (ii) we have no operating treatment plant, and under management’s development plan construction of the first operating units (the Tequila/Magdalena/Valles vinasse and pellet units) is scheduled to begin in January 2027, followed by the Atotonilco units in June 2027; and (iii) as of the date of this Amendment, environmental permits for the first region were approximately 50% complete and had not been started for the other regions. We likewise project no material revenue from the sale of agricultural products in 2026, because no such sales were recorded through June 30, 2026.

For reference, the counterparties to the three LOIs that include waste-generation data reported annualized volumes of approximately 32,800 cubic meters of vinasse and 4,100 metric tons of bagasse. This is about 15% of the approximately 219,000 cubic meters of annual design capacity of the first planned vinasse unit (600 cubic meters per day). For illustration only, if all of the reported vinasse volume were contracted at the treatment fee assumed in management’s financial model (US$18.15 per cubic meter), annual vinasse treatment-fee revenue would be approximately US$0.6 million. No such contracts exist, and this amount is not a forecast for 2026 or any other period. Management’s integrated financial model for its planned operating units is under revision, and we are not presenting projections from that model.

Planned operating unit (region – line)	Design capacity	Modeled capital expenditure (US$)	Validated capital expenditure (US$)	Planned construction start
Tequila / Magdalena / Valles – vinasse	600 m³/day	10,316,884	10,316,884	January 2027
Tequila / Magdalena / Valles – pellet	4 t/hour	5,025,576	4,485,131	January 2027
Atotonilco – vinasse	400 m³/day	7,665,445	7,676,408	June 2027
Atotonilco – pellet	4 t/hour	5,025,576	4,485,131	June 2027
Los Altos / Tepatitlán – vinasse	400 m³/day	7,665,445	7,676,408	2027
Los Altos / Tepatitlán – pellet	1 t/hour	1,253,576	1,299,715	2027
Zapopan / Guadalajara – vinasse	600 m³/day	7,665,445	10,316,884	2028
Zapopan / Guadalajara – pellet	2 t/hour	5,025,576	2,358,981	2028
Arandas – vinasse	200 m³/day	7,665,445	4,322,077	2029
Arandas – pellet	2 t/hour	5,025,576	2,358,981	2029
Total		62,334,544	55,296,600

Modeled capital expenditures are the amounts used in management’s financial model and are stated at an exchange rate of MXN 18.50 per U.S. dollar, based on supplier quotations, some of which require updating. Validated capital expenditures reflect management’s subsequent unit-by-unit review of those quotations and total approximately $55.3 million, compared to approximately $62.3 million in the financial model; the difference principally reflects lower validated costs for the pellet units and the Arandas vinasse unit, partially offset by a higher validated cost for the Zapopan/Guadalajara vinasse unit. The schedule depends entirely on obtaining project financing, land and permits, and actual timing and costs may differ materially from those shown.

Off-Balance Sheet Arrangements

As of June 30, 2026 and December 31, 2025, we had no off-balance sheet arrangements, as defined in Item 303(b)(1)(ii)(B) of Regulation S-K. Our use, at no charge, of office premises and administrative support provided by entities affiliated with our Chief Executive Officer is not an off-balance sheet arrangement and is described under “Item 7. Certain Relationships and Related Transactions, and Director Independence.” Our obligations under the Silver Rock Share Purchase Agreement, including the obligation to issue warrants upon a public listing, are described in Note 14 to our audited consolidated financial statements and Note 13 to our unaudited interim financial statements.

Internal Control over Financial Reporting

In connection with the audit of our consolidated financial statements for the year ended December 31, 2025, our independent registered public accounting firm communicated to our board of directors that there are not effective policies and procedures in place to provide adequate, independent oversight over financial reporting, timely preparation, review and approval of accounting records, and preparation and entry of journal entries, and that there is a lack of segregation of duties, and that these deficiencies constitute a material weakness in our internal control over financial reporting. We have engaged an outside accounting firm to maintain our books and prepare our consolidated financial statements, and management is evaluating further improvements, including the recruitment of independent directors to form an audit committee and the adoption of written closing and review procedures. The material weakness had not been remediated as of June 30, 2026 or as of the date of this Amendment. See “Item 1A. Risk Factors.”

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 to our audited consolidated financial statements. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances, and actual results may differ. The estimates we consider most critical are the following:

•Fair value and allocation of the acquired agricultural property. The fair value of $5,426,066 assigned to the BRA Land Acquisition was determined from third-party appraisals using market comparables for land, replacement cost for land improvements and buildings, crop establishment and maintenance costs referenced to data of Fideicomisos Instituidos en Relación con la Agricultura (FIRA) for bearer plants, and water-right valuation inputs for the water concession, and was allocated among land, bearer plants, land improvements, buildings and water licenses on the basis of those appraisals. The appraisals involve significant judgment, and the valuation was identified by our auditor as a critical audit matter.

•Useful lives. Bearer plants and land improvements are depreciated on a straight-line basis over four years, buildings over 20 years, and water licenses over the ten-year term of the concession. A change in these lives would change our depreciation and amortization expense, which was $66,075 for the six months ended June 30, 2026.

•Impairment of long-lived assets. We review property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable, by comparing the carrying amount of the asset group to the undiscounted cash flows expected from its use and eventual disposition. No impairment was recognized in the periods presented.

•Fair value of shares issued for services and other non-cash consideration. Because there is no public market for our shares, the fair value of shares issued for services, as a commitment fee and as consideration for assets is determined by reference to the price of contemporaneous cash sales, the fair value of the assets or services received, or other available evidence, and is recognized over the requisite service period where applicable.

•Income taxes. We record a full valuation allowance against our deferred tax assets because we cannot conclude that it is more likely than not that they will be realized.

Recently Issued Accounting Pronouncements

See Note 2 to our audited consolidated financial statements and Note 2 to our unaudited interim financial statements for a discussion of recently issued accounting pronouncements and their expected effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company, we are not required to provide the information called for by Item 305 of Regulation S-K. Our principal market risk is foreign currency risk arising from the Mexican peso functional currency of BRA, as described under “Item 1A. Risk Factors.”

ITEM 3. PROPERTIES

Through our subsidiary BRA, we own four parcels of agricultural real property in Mexico acquired in the BRA Land Acquisition and recorded at an acquisition-date fair value of US$5,426,066 (MXN 99,652,094). The properties are under active cultivation with avocado and blue agave and are also intended to serve as sites for the development of our waste-to-energy operations, including biomass pelletization and biogas production facilities. The properties are:

Property	Location	Surface area (hectares)	Title instrument
“Barranca de San Miguel”	Municipality of Amacueca, Jalisco	16-01-21	Public Deed No. 1,757 (December 28, 2025)
Parcel 2 Z-1 P1/1, Ejido Mojarritas (Parcel Certificate No. 000001038038)	Municipality of Santa María del Oro, Nayarit	10-91-66.070	Public Deed No. 1,756 (December 28, 2025)
“Barranca de San Miguel”	Municipality of Amacueca, Jalisco	4-01-21	Public Deed No. 1,755 (December 28, 2025)
“Las Lomas” (“La Loma”), Santa Ana	Municipality of Tequila, Jalisco	17-99-96.69	Public Deed No. 1,758 (December 29, 2025)

Each deed was granted before Notary Public No. 198 of Altamira, Tamaulipas. The “Las Lomas” property is a fraction of the tract described in Public Instrument No. 4,755 granted before Notary Public No. 2 of Tequila, Jalisco, and is planted with blue agave registered with the Tequila Regulatory Council (Consejo Regulador del Tequila). The acquired assets also include water-use rights under a concession covering 60,000 cubic meters per year, which were transferred to BRA by a Water Concession Transfer Agreement with the Seller and are recorded as an intangible asset with a carrying amount of $40,472 at June 30, 2026 ($41,367 at December 31, 2025). The acquisition-date fair value of the acquired property was allocated to land ($3,484,510), bearer plants ($285,749), inventory ($1,375,868), land improvements ($191,432), buildings ($46,912) and water licenses ($41,595). At June 30, 2026, the carrying amount of property and equipment was $4,120,680, net of accumulated depreciation of $95,966, after translation of BRA’s peso-denominated balances at the period-end exchange rate. The properties are not subject to any mortgage or other encumbrance. BRA is in the process of completing the registration of the deeds with the applicable Public Property Registries and of the water concession transfer with CONAGUA.

We do not own or lease any other real property. Our principal executive office at 1041 N. Dupont Hwy #1029, Dover, Delaware 19901 is a registered office address that serves as our legal and administrative headquarters for incorporation and compliance purposes. Our officers work from premises in Mexico made available by entities affiliated with our Chief Executive Officer at no cost to the Company. There is no written lease or other agreement for these premises, no rent or other charge has been paid or accrued, and our financial statements do not include any expense for their use. Management estimates that the fair rental value of the office space used by the Company is not material to our results of operations. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.” We believe these arrangements are adequate for our current needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 4, 2026, information regarding the beneficial ownership of our Class A Common Stock and Class B Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of either class, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which provides that a beneficial owner includes any person who directly or indirectly has or shares voting power or investment power with respect to a security, or who has the right to acquire beneficial ownership of the security within 60 days, including through the exercise of any option, warrant or conversion right. Shares subject to such rights are deemed outstanding for the purpose of computing the percentage ownership of the person holding them but not for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner is c/o Biointra, Corp., 1041 N. Dupont Hwy #1029, Dover, Delaware 19901.

Percentages of class are based on 123,650,883 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock outstanding as of November 4, 2026. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to twenty votes; the percentage of total voting power is based on 323,650,883 total votes.

Name of beneficial owner	Position	Class A Common Stock	% of Class A	Class B Common Stock	% of Class B	% of total voting power
Raúl Lahud Quiroz (1)	Chairman, President and Chief Executive Officer	105,039,427	84.9%	10,000,000	100%	94.2%
Martín Niembro Fragoso	Director and Chief Financial Officer	400	*	–	–	*
Raúl Seiji Lahud Hirasawa	Director	800	*	–	–	*
Juan José Michelena Alonso	Director of Marketing	800	*	–	–	*
All directors and executive officers as a group (4 persons)		105,041,427	84.9%	10,000,000	100%	94.2%
Spire Capital Limited (2)	5% holder	8,800,000	7.1%	–	–	2.7%

* Less than 1%.

(1) Consists of 100,000,000 founder shares of Class A Common Stock and 10,000,000 founder shares of Class B Common Stock issued in 2024, 5,000,000 shares of Class A Common Stock issued on May 6, 2025 in the acquisition of BRA, and 39,427 shares of Class A Common Stock issued to Mr. Lahud on June 26, 2026 in the settlement of advances owed to Lahud150, S.A. de C.V., a company controlled by Mr. Lahud, described under “Item 7. Certain Relationships and Related Transactions, and Director Independence”. Mr. Lahud also holds, directly, the one share of BRA not held by the Company.

(2) Spire Capital Limited is a company organized in Dubai, United Arab Emirates, with its address at 1205 Tbury Commercial Tower, Al Abraj Street, Dubai 71241, United Arab Emirates. The shares were issued in 2024 under Board Advisory Agreements to Adamson Brothers, Corp. and were then assigned by Adamson Brothers, Corp. to Spire Capital Limited.

Changes in control. Other than the issuance of warrants to Silver Rock upon a public listing and potential sales of Class A Common Stock under the Silver Rock Share Purchase Agreement, as described under “Item 1A. Risk Factors,” we are not aware of any arrangement the operation of which may at a subsequent date result in a change in control of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our directors and executive officers as of the date of this Amendment. Directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified; officers serve at the discretion of the board of directors.

Name	Age	Position
Raúl Lahud Quiroz	65	Chairman of the Board, President and Chief Executive Officer (principal executive officer)
Martín Niembro Fragoso	64	Director and Chief Financial Officer (principal financial and accounting officer)
Raúl Seiji Lahud Hirasawa	27	Director
Juan José Michelena Alonso	54	Director of Marketing

Raúl Lahud Quiroz, Chairman, President and Chief Executive Officer. Mr. Lahud is a Mexican businessman with over four decades of multi-sector experience in the textile, construction and renewable energy (biomass) industries. He has promoted biomass projects for clean energy generation and, through LAHUD150, S.A. de C.V. and Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V., entities he controls, developed the relationships with tequila producers and technology partners on which our business plan is based. He founded the Company in 2024. We believe Mr. Lahud’s experience in the Mexican industrial sector and his role as our founder qualify him to serve as a director.

Martín Niembro Fragoso, Director and Chief Financial Officer. Mr. Niembro has over 40 years of experience (1980–2023) leading administration, finance and general management functions. He specializes in corporate and real estate finance, auditing, financial modeling, the design of business models and the structuring of sustainable real estate projects, and has served as an independent board member of companies in the construction, communications and entertainment industries. We believe Mr. Niembro’s financial management and governance experience qualify him to serve as a director.

Raúl Seiji Lahud Hirasawa, Director. Mr. Lahud Hirasawa, age 27, has served as a director since [●]. Since 2026 he has served as Senior Coordinator of New Projects of Biointra Group, in which role he coordinates the Company’s proposed direct listing on Nasdaq, including the legal and financial compliance workstreams, and manages the vendor relationships supporting the expansion of the Company’s production capacity. From 2023 to 2025 he served as Coordinator of New Projects of Biointra Group, where he managed the planning and execution of the Company’s waste-

to-energy facility in Jalisco, Mexico, and negotiated long-term agreements with vendors. He joined Biointra Group in 2021 as a General Intern and held that position until his appointment as Coordinator of New Projects in 2023. Mr. Lahud Hirasawa holds a Bachelor of Global Business degree from Tecnológico de Monterrey, with a specialization in technological tools for the improvement of supply chains. Mr. Lahud Hirasawa is the son of Mr. Raúl Lahud Quiroz, our Chairman, President and Chief Executive Officer. We believe Mr. Lahud Hirasawa’s knowledge of our projects, vendors and listing process qualifies him to serve as a director.

Juan José Michelena Alonso, Director of Marketing. Mr. Michelena holds a master’s degree in financial risk and has led finance departments in organizations including ANUIES (the National Association of Universities and Higher Education Institutions of Mexico) and commercial banks. He directed operations at SEED Group and led sales as the Major League Baseball representative in Mexico, and specializes in risk mitigation, process development and regulatory compliance, with technical expertise in financial products, trusts and commercial law. Mr. Michelena is an executive officer and is not a member of our board of directors.

Family Relationships

Mr. Raúl Seiji Lahud Hirasawa, a director, is the son of Mr. Raúl Lahud Quiroz, our Chairman, President and Chief Executive Officer. There are no other family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers has been involved in any legal proceeding of the type described in Item 401(f) of Regulation S-K, including any bankruptcy petition, criminal conviction or pending criminal proceeding, order or judgment barring or limiting involvement in any type of business, securities or banking activity, or finding of a violation of federal or state securities or commodities laws.

Board Composition, Committees and Director Independence

Our board of directors consists of three members, Mr. Lahud, Mr. Niembro and Mr. Lahud Hirasawa, none of whom is independent under the listing rules of Nasdaq. We do not have standing audit, compensation or nominating committees; the entire board performs those functions. We do not have an audit committee financial expert. Before our Class A Common Stock can be listed on Nasdaq we will be required to appoint independent directors and to establish an audit committee that satisfies Rule 10A-3 under the Exchange Act and the Nasdaq listing rules. Because Mr. Lahud controls more than 50% of our voting power, we will be a “controlled company” under the Nasdaq rules and may elect to rely on exemptions from the requirements to have a majority-independent board and independent compensation and nominating committees. See “Item 1A. Risk Factors.”

Code of Ethics

We have not yet adopted a code of ethics applicable to our principal executive officer, principal financial officer and principal accounting officer. We intend to adopt a code of ethics and the other governance policies required by Nasdaq in connection with our planned listing.

Conflicts of Interest

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling stockholders or partners of other entities engaged in a variety of businesses, including LAHUD150, S.A. de C.V. and Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V. Potential conflicts of interest therefore exist, including with respect to time, effort and corporate opportunities. Our officers devote to our business such time as they believe to be necessary. Our Certificate of Incorporation, Bylaws and board minutes contain no requirement that officers and directors disclose to us business opportunities that come to their attention; our officers and directors do, however, have a fiduciary duty of loyalty to the Company under Delaware law. We have no present intention of acquiring any business or business opportunity from any affiliate.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our principal executive officer and our other executive officers (our “named executive officers”) for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December

31, 2024. No salary, bonus, option award, non-equity incentive compensation or other compensation was paid or accrued to any executive officer in either period, and our officers have served on an honorary basis.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	All other compensation ($)	Total ($)
Raúl Lahud Quiroz, Chairman, President and CEO	2025	—	—	—	—	—
	2024	—	—	100 (1)	—	100
Martín Niembro Fragoso, CFO	2025	—	—	—	—	—
	2024	—	—	—	—	—
Juan José Michelena Alonso, Director of Marketing	2025	—	—	—	—	—
	2024	—	—	—	—	—

(1) Represents the par value of 100,000,000 founder shares of Class A Common Stock issued to Mr. Lahud upon our organization at $0.000001 per share. The 10,000,000 founder shares of Class B Common Stock issued to Mr. Lahud at the same time ($10) are not compensatory. The 5,000,000 shares of Class A Common Stock issued to Mr. Lahud on May 6, 2025 were consideration for the acquisition of BRA and are not compensation. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Narrative Disclosure

We have no employment agreements, consulting agreements or other arrangements with any of our executive officers, and we have no equity incentive plan, bonus plan, pension plan, deferred compensation arrangement or severance or change-in-control arrangement. There were no new compensation arrangements with, and no changes in the compensation of, our executive officers or directors during 2026 through the date of this Amendment. No stock options, restricted stock or other equity awards were outstanding at December 31, 2025 or at the date of this Amendment, and accordingly no table of outstanding equity awards at fiscal year-end is presented. We expect to adopt an equity incentive plan and to enter into employment arrangements with our executive officers in connection with or following our planned listing.

Director Compensation

Our directors received no compensation for their service as directors in 2025 or 2024. We have not adopted a director compensation policy. We expect to compensate independent directors, if and when appointed, with cash retainers and equity awards and to obtain directors’ and officers’ liability insurance.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our Chairman and Chief Executive Officer, Mr. Raúl Lahud Quiroz, holds approximately 94.2% of the combined voting power of our common stock as of the date of this Amendment and therefore controls any stockholder vote. Since our inception, we have engaged in the following transactions with related persons, each of which involved an amount in excess of the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, or which we otherwise consider material:

•Founder shares. In 2024, we issued 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock to Mr. Lahud as founder shares at par value, for aggregate consideration of $110.

•Acquisition of BRA. On April 22, 2025, we entered into a Share Exchange and Acquisition Agreement with BRA, a Mexican corporation controlled by Mr. Lahud, and on May 6, 2025 we issued 5,000,000 shares of Class A Common Stock to Mr. Lahud as consideration for 99 of the 100 outstanding shares of BRA. The transaction closed on August 8, 2025 and was accounted for as an asset acquisition under common control, with BRA’s net assets recognized at their historical carrying value of $421. Mr. Lahud retains one share of BRA. The terms of the transaction were determined by Mr. Lahud, as the controlling stockholder of both parties, and were not negotiated at arm’s length or approved by independent directors.

•Advances and expenses paid on our behalf. A company controlled by Mr. Lahud, and Mr. Lahud personally, have made cash advances to us and paid deferred financing costs, prepaid consulting fees and general and administrative expenses on our behalf. The balance owed was $35,441 at June 30, 2026, $224,274 at December 31, 2025 and $100,390 at December 31, 2024. Advances during the six months ended June 30, 2026 totaled $126,588, including cash advances of $3,500 on February 19, 2026, $50,000 on March 10, 2026 and $30,000 on April 8, 2026, and during the year ended December 31, 2025 totaled $123,884. On June 26, 2026, we issued 39,427 shares of Class A Common Stock at $8.00 per share to Mr. Lahud, as directed by the creditor, in settlement of $315,421 of advances due to Lahud150, S.A. de C.V., a company controlled by Mr. Lahud, pursuant to a unanimous written consent of our board of directors of that date approved by Mr. Niembro as our disinterested director, of which $5 was forgiven and treated as a capital contribution to the Company. The largest aggregate amount outstanding since inception was $350,862, immediately before the June 26, 2026 settlement. These amounts are non-interest-bearing, unsecured and due on demand, and no amounts have been repaid in cash. The advances are not evidenced by a written agreement.

•Use of affiliate premises and personnel. Entities affiliated with Mr. Lahud provide office premises in Mexico and administrative support to the Company and BRA at no charge. During February through April 2026, when BRA had no active bank account, BRA’s expenses were paid by those affiliates and recorded as amounts due to related party. No rent, fee or other charge has been paid or accrued for these premises or services, there is no written agreement governing them, and no expense for them is reflected in our financial statements; management estimates that their fair value is not material to our results of operations. The affiliates may discontinue these arrangements at any time.

•Affiliate letters of intent. Three of the four letters of intent described under “Item 1. Business — Commercial Pipeline” were executed by Biointra Renovables Tequila Jalisco, S.A.P.I. de C.V., an entity controlled by Mr. Lahud that is not our subsidiary. These LOIs have not been assigned to the Company or BRA, and no consideration has been paid or is payable by the Company in respect of them. Any commercial contract arising from these relationships would need to be entered into by the Company or BRA, or assigned to it.

Policy for approval of related-party transactions. We do not currently have a written policy for the review and approval of related-party transactions. Related-party transactions have been approved by our board of directors, both of whose members are interested in most of the transactions described above. We intend to adopt a written related-party transaction policy, administered by an independent audit committee, in connection with our planned Nasdaq listing.

Director independence. Our board of directors has determined that neither of our directors is independent under Rule 5605(a)(2) of the Nasdaq listing rules or under Rule 10A-3 under the Exchange Act, because each is an executive officer of the Company. We have no independent directors and no committees of the board.

ITEM 8. LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, and to our knowledge no legal proceeding is threatened against us or against BRA, and no property of the Company or BRA is the subject of any pending legal proceeding. None of our officers, directors or holders of more than five percent of our common stock is a party to any legal proceeding adverse to us or has a material interest adverse to us.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our Class A Common Stock or our Class B Common Stock, and our shares are not listed or quoted on any exchange or quotation system. On March 6, 2026, we submitted an application through the Nasdaq Listing Center to list our Class A Common Stock on the Nasdaq Capital Market under the proposed trading symbol “BCRP.” The application is pending and Nasdaq has not approved it. Based on our current stockholder base and financial condition, we do not yet satisfy Nasdaq’s initial listing requirements. See “Item 1A. Risk Factors — Risks Related to Our Securities.” The registration of our Class A Common Stock under Section 12(b) of the Exchange Act will become effective only upon Nasdaq’s certification of our listing. See “Item 1A. Risk Factors — Risks Related to Our Securities.”

Since inception, we have sold Class A Common Stock in private transactions at $0.10 per share (2024 and 2025) and have received subscriptions for 100 shares at $8.00 per share (2025). The 1,500,000 shares issued in the BRA Land Acquisition were recorded at a fair value of approximately $3.62 per share, and the 6,000,000 shares issued to consultants in May 2025 at $0.10 per share. The prices of our common equity in private transactions do not necessarily reflect the market price that may develop if and when our shares are listed on Nasdaq.

Holders of Record

As of November 4, 2026, based on the certified stockholder list of our transfer agent as of November 2, 2026, there were 306 holders of record of our Class A Common Stock and one holder of record of our Class B Common Stock. In some instances, a holder of record may be a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

Shares Eligible for Future Sale

Rule 144 opinion of counsel. On April 17, 2026, Oren Litwin LLC, our securities counsel, delivered to our transfer agent, Vstock Transfer, LLC, a blanket legal opinion under Rule 144 of the Securities Act (the “Rule 144 Opinion”), which is filed as Exhibit 99.3 to this Amendment. The Rule 144 Opinion covers the 123,611,456 shares of Class A Common Stock that were outstanding on the date of the opinion, held by 306 holders of record according to the transfer agent’s certified stockholder list as of April 1, 2026, and divides them into four groups: (i) 108,925,600 shares issued in 2024 and held by 288 holders (the “Early Shares”); (ii) 11,000,000 shares issued on May 6, 2025 to five holders, consisting of the 6,000,000 shares issued to four consultants and the 5,000,000 shares issued to Mr. Lahud in the BRA share exchange (the “Middle Shares”); (iii) the shares issued between November 13, 2025 and December 2, 2025 in our Regulation S offering (the “Recent Shares”); and (iv) the 1,500,000 shares issued to Mr. Muñoz Flores on February 22, 2026 in the BRA Land Acquisition (the “Flores Shares”). The 39,427 shares of Class A Common Stock issued to Mr. Lahud on June 26, 2026 (see “Item 10. Recent Sales of Unregistered Securities”) were issued after the date of the Rule 144 Opinion and are not covered by it. Counsel concluded that the Company is not and has never been a “shell company” within the meaning of Rule 144(i), so that Rule 144 is available to our stockholders; that the Early Shares, having been held for more than one year, are no longer restricted; that the Middle Shares ceased to be restricted on May 6, 2026, one year after their issuance; and that the Recent Shares and the Flores Shares would cease to be restricted on July 30, 2026 and August 22, 2026, respectively, on the assumption that the Company would become subject to the reporting requirements of the Exchange Act sixty days after the filing of the Original Filing, so that the six-month holding period of Rule 144(d)(1)(i) would apply. Each holder relying on the Rule 144 Opinion must first deliver to us and to the transfer agent a representation letter stating, under penalty of perjury, whether the holder is an underwriter or an affiliate of the Company. The Rule 144 Opinion was delivered before the Original Filing was amended to reflect that our registration under Section 12(b) of the Exchange Act becomes effective only upon Nasdaq’s certification of our listing and not automatically sixty days after filing (see “Explanatory Note”). Because we are not yet subject to Exchange Act reporting, the one-year holding period of Rule 144(d)(1)(ii) continues to apply to the Recent Shares and the Flores Shares, and the dates stated in the Rule 144 Opinion for those two groups should be read accordingly; the Rule 144 Opinion’s conclusions as to shell-company status, the Early Shares and the Middle Shares are unaffected.

Unrestricted shares. In reliance on the Rule 144 Opinion and the representation letters delivered by the holders, on May 11, 2026 our transfer agent removed the Securities Act restrictive legends from 14,924,800 shares of Class A Common Stock held by 287 holders of record who are not our affiliates, consisting of the Early Shares other than those held by Mr. Lahud and the 6,000,000 Middle Shares held by the four consultants. According to the transfer agent’s certified stockholder list as of November 2, 2026, these 14,924,800 shares are not restricted securities, are held in book-entry form without legend and may be sold without registration under Rule 144 or Section 4(a)(1) of the Securities Act at any time. Each of the 287 holders holds at least 400 shares, a “round lot” of 100 shares or more for purposes of the Nasdaq listing rules.

Shares that remain restricted or are held by an affiliate. The remaining 108,726,083 shares of Class A Common Stock, as of November 4, 2026, consist of: (i) 105,039,427 shares held by Mr. Lahud, our Chairman and Chief Executive Officer, comprising 100,000,000 Early Shares, the 5,000,000 Middle Shares and the 39,427 shares issued on June 26, 2026, which will have been held for one year on June 26, 2027; the Early Shares and the Middle Shares have been held for more than one year, but because Mr. Lahud is an affiliate all of his shares may be sold only in compliance with the volume, manner-of-sale, notice and current public information conditions of Rule 144 or pursuant to a registration statement; (ii) 8,000 Recent Shares held by seventeen holders of record, which will have been held for one year between November 13, 2026 and December 2, 2026 and will then be eligible for resale by those holders without restriction under Rule 144(b)(1)(i), or earlier if we have been subject to Exchange Act reporting for 90 days and are current in our reporting; (iii) the 1,500,000 Flores Shares, which will have been held for one year on February 22, 2027; and (iv) 2,178,656 shares issued to Silver Rock Group on February 22, 2026 as the commitment fee under the Share Purchase Agreement, which are not covered by the Rule 144 Opinion and will have been held for one year on February 22, 2027. All 10,000,000 shares of Class B Common Stock are held by Mr. Lahud and are not convertible into Class A Common Stock.

Holders of unrestricted shares. Upon the expiration of the one-year holding period for the Recent Shares in November and December 2026, 304 of our 306 holders of record as of November 4, 2026 — all of our holders of record other than Mr. Lahud and Silver Rock Group (Mr. Muñoz Flores holds 400 unrestricted shares in addition to the 1,500,000 Flores Shares) — will hold Class A Common Stock that is free of restrictions on resale, each in an amount of 400 shares or more. We therefore expect to have more than 300 round-lot holders of unrestricted shares for purposes of Nasdaq Listing Rule 5505(a)(3) by December 2026, although, as described under “Item 1A. Risk Factors,” we do not currently satisfy the requirement that at least half of those holders each hold unrestricted shares with a market value of at least $2,500, or the other quantitative initial listing requirements of the Nasdaq Capital Market.

Rule 144 generally. Restricted securities may be sold in the public market only pursuant to an effective registration statement under the Securities Act or an exemption from registration, including Rule 144. In general, under Rule 144 as currently in effect, a person who is not our affiliate and has not been our affiliate during the preceding three months, and who has beneficially owned restricted securities for at least one year, may sell those securities without restriction. Once we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days and are current in our reporting, the holding period for such a person is reduced to six months, and affiliates who have held restricted securities for at least six months may sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Class A Common Stock (approximately 1,236,509 shares as of November 4, 2026) or the average weekly trading volume on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144, subject to manner-of-sale, notice and current public information requirements. Rule 144 is not available for the resale of securities of an issuer that is or was a shell company unless the conditions of Rule 144(i) are satisfied; as stated in the Rule 144 Opinion, we are not and have never been a shell company.

Planned registration of Silver Rock shares. In connection with our planned listing, we intend to file a registration statement on Form S-1 covering the resale by Silver Rock Group of the 2,178,656 commitment shares it holds and of the shares of Class A Common Stock that we may sell to Silver Rock Group under the Share Purchase Agreement following our listing. Under Amendment No. 1 to the Share Purchase Agreement dated November 2, 2026, the number of shares registered for resale by Silver Rock under any single registration statement may not exceed 29.99% of our then-outstanding shares, and no shares may be issued to Silver Rock under the agreement and the warrants (including the commitment shares) in excess of 19.99% of our shares outstanding immediately prior to our listing unless stockholder approval is obtained. No shares of our common stock are subject to outstanding options or warrants; upon a public listing we will be required to issue to Silver Rock warrants to purchase a number of shares of Class A Common Stock equal to 4% of our fully diluted outstanding shares. None of our stockholders has entered into a lock-up agreement.

Dividends

We have never declared or paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, contractual restrictions, the restrictions of applicable law, including the Delaware General Corporation Law, and other factors the board deems relevant. BRA’s ability to distribute funds to us is subject to Mexican corporate law, which requires the allocation of a portion of annual net profits to a legal reserve, and to Mexican withholding tax.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans, and no securities are authorized for issuance under any such plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued the following securities without registration under the Securities Act. Unless otherwise noted, the issuances were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, as transactions by an issuer not involving a public offering, or under Regulation S, as offshore transactions with non-U.S. persons. No underwriter or placement agent was engaged in connection with any of these transactions, and no underwriting discounts or commissions were paid. In connection with the 2024 private placement of 132,800 shares of Class A Common Stock, we incurred $89,240 of offering costs, of which $13,280 was charged against the proceeds of the placement and $75,960 was recorded as financing expense. The deferred financing costs presented in our balance sheets ($120,000 at June 30, 2026) are costs directly related to our planned registered offering and listing and do not relate to any of the transactions described in this Item 10. The shares issued in these transactions bore Securities Act restrictive legends when issued; see “Item 9 — Shares Eligible for Future Sale” for the shares from which the legends were subsequently removed.

•In 2024, we issued 100,000,000 founder shares of Class A Common Stock and 10,000,000 founder shares of Class B Common Stock to Mr. Raúl Lahud Quiroz, our Chief Executive Officer, at par value ($110 in aggregate).

•In 2024, we issued 8,800,000 shares of Class A Common Stock under Board Advisory Agreements to Adamson Brothers, Corp. in consideration of advisory services, which Adamson Brothers, Corp. then assigned to Spire Capital Limited; we recorded consulting expense of $9. The shares are held of record by Spire Capital Limited.

•On August 16, 2024, we commenced a private placement under Rule 506(b) of Regulation D and Regulation S to raise up to $500,000. During 2024, we issued 132,800 shares of Class A Common Stock at $0.10 per share for gross proceeds of $13,280 and received $760 of subscriptions for 7,600 additional shares. Offering costs totaled $89,240, of which $13,280 was charged against equity and $75,960 was recorded as financing expense. We filed notices of the offering on Form D with the SEC on January 24, 2025 and February 23, 2026.

•On May 6, 2025, we issued 5,000,000 shares of Class A Common Stock to Mr. Lahud in exchange for 99 of the 100 outstanding shares of BRA, under the Share Exchange and Acquisition Agreement dated April 22, 2025.

•On May 6, 2025, we issued 6,000,000 shares of Class A Common Stock to four consultants, with an aggregate fair value of $600,000, for services to be rendered from June 1, 2025 to May 31, 2026.

•During 2025, we cancelled 8,000 shares of Class A Common Stock issued in 2024 for which proceeds had not been received, and between November 13 and December 2, 2025 we issued 8,000 shares of Class A Common Stock at $0.10 per share to seventeen non-U.S. investors under Regulation S for proceeds of $800. We also received $800 of subscriptions for 100 shares at $8.00 per share, which had not been issued at June 30, 2026, and refunded $220 of overpayments received in 2024.

•In the first quarter of 2026 (approved January 10, 2026 and recorded by our transfer agent on February 22, 2026), we issued 2,178,656 shares of Class A Common Stock, with a fair value of $217,866, to Silver Rock Group as the commitment fee under the Share Purchase Agreement dated August 29, 2024.

•In the first quarter of 2026 (approved January 10, 2026 and recorded by our transfer agent on February 22, 2026), we issued 1,500,000 shares of Class A Common Stock, with a fair value of $5,426,066, to Mr. Juan Pablo Muñoz Flores as consideration for the agricultural properties acquired by BRA in the BRA Land Acquisition.

•On June 26, 2026, pursuant to a unanimous written consent of our board of directors of that date, we issued 39,427 shares of Class A Common Stock at $8.00 per share, with an aggregate value of $315,416, to Mr. Lahud, as directed by the creditor, in settlement of $315,421 of advances owed to Lahud150, S.A. de C.V., a company controlled by our Chief Executive Officer. The remaining $5 was waived by the creditor and treated as a capital contribution to the Company. The shares were issued in reliance on Regulation S and Section 4(a)(2) of the Securities Act, are restricted securities and bear a restrictive legend.

No securities were issued between June 30, 2026 and the date of this Amendment.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following summary of the material terms of our capital stock is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this registration statement, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We are registering our Class A Common Stock under Section 12(b) of the Exchange Act.

Authorized Capital Stock

Our Certificate of Incorporation authorizes the issuance of the following classes of capital stock, each with a par value of $0.000001 per share:

•Class A Common Stock: 800,000,000 shares authorized, of which 123,650,883 shares were issued and outstanding as of November 4, 2026, held by 306 holders of record. Each share carries one vote.

•Class B Common Stock: 50,000,000 shares authorized, of which 10,000,000 shares were issued and outstanding as of November 4, 2026, all held by Mr. Lahud. Each share carries twenty votes.

•Class C Common Stock: 75,000,000 shares authorized, none of which is outstanding. Class C shares carry no voting rights.

•Preferred Stock: 75,000,000 shares authorized, none of which is outstanding. Preferred shares carry no voting rights.

Class A Common Stock

Voting. Each holder of Class A Common Stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Class A Common Stock vote together with holders of Class B Common Stock as a single class, except as otherwise required by the DGCL. Voting rights are not cumulative, so the holders of a majority of the voting power can elect all of the directors standing for election. Because the Class B Common Stock carries twenty votes per share, holders of Class A Common Stock, voting as a group, do not currently have the power to elect any director or approve any matter without the concurrence of Mr. Lahud. See “Class B Common Stock” below.

Dividends. Subject to the rights of any Preferred Stock that may be issued, holders of Class A Common Stock are entitled to share equally, on a per-share basis with the other classes of common stock, in dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

Liquidation. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of Class A Common Stock are entitled to share equally, on a per-share basis with the other classes of common stock, in the assets available for distribution to common stockholders after payment of our liabilities and of any liquidation preference of outstanding Preferred Stock.

Other rights. Holders of Class A Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of Class A Common Stock are fully paid and non-assessable.

Class B Common Stock

Each share of Class B Common Stock carries twenty votes per share on all matters submitted to stockholders and otherwise has the same dividend and liquidation rights as the Class A Common Stock. In addition, Article III, Section E of our Certificate of Incorporation provides that the Class B “controlling shares with controlling interest shall be entitled to maintain veto power over any board vote,” and that “the individual representing Class B effectively can make board decisions on their own, including hiring C-level executives.” The Class B Common Stock is not convertible into Class A Common Stock and does not automatically convert upon transfer. All 10,000,000 outstanding shares of Class B Common Stock are held by Mr. Lahud. As a result, Mr. Lahud controls approximately 94.2% of our voting power and, through the Class B veto right, the decisions of our board of directors. See “Item 1A. Risk Factors.”

Class C Common Stock and Preferred Stock

Shares of Class C Common Stock have no voting rights but otherwise share equally with the other classes of common stock in dividends and distributions. Our board of directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the dividend rights, liquidation preferences, conversion rights, redemption terms and other rights, preferences and restrictions of each series, except that under our Certificate of Incorporation the Preferred Stock carries no voting rights. Preferred Stock, if issued, could have dividend and liquidation rights senior to the common stock and could be used to delay, deter or prevent a change in control. No series of Preferred Stock has been designated.

Anti-Takeover Provisions

Section 203 of the DGCL. Our Certificate of Incorporation does not opt out of Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (generally, a person who owns 15% or more of the corporation’s outstanding voting stock) for three years following the time that person became an interested stockholder, unless the business combination or the acquisition of shares is approved in a prescribed manner.

Dual-class structure and Class B veto. The twenty-vote-per-share Class B Common Stock and the Class B veto over board decisions concentrate control in Mr. Lahud and would make it impossible for a third party to acquire control of the Company, or to replace our board of directors, without his consent.

Bylaws. Our Bylaws provide that special meetings of stockholders may be called only by the board of directors, and that stockholders may act by written consent in lieu of a meeting. Our Certificate of Incorporation authorizes the board to issue Preferred Stock without stockholder approval.

Listing

On March 6, 2026, we submitted an application to list our Class A Common Stock on the Nasdaq Capital Market under the symbol “BCRP.” The application is pending. No assurance can be given that our application will be approved; as described under “Item 1A. Risk Factors,” we do not currently satisfy the initial listing requirements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598; telephone +1 (212) 828-8436.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) to which the person is or is threatened to be made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In an action by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) and is not permitted in respect of any claim as to which the person has been adjudged liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity. Section 145 further provides that a director or officer who has been successful on the merits or otherwise in defense of any such action, suit or proceeding must be indemnified against expenses actually and reasonably incurred, that indemnification (unless ordered by a court) must be authorized upon a determination that the applicable standard of conduct has been met by a majority of disinterested directors, a committee of such directors, independent legal counsel or the stockholders, that expenses may be advanced upon receipt of an undertaking to repay, and that a corporation may purchase and maintain insurance on behalf of any such person against any liability asserted against the person in that capacity, whether or not the corporation would have the power to indemnify the person against such liability.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful dividends or stock repurchases), (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of officers, in any action by or in the right of the corporation. Our Certificate of Incorporation does not currently contain such a provision.

Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL, subject to the limitations set forth therein. We have not entered into indemnification agreements with our directors and officers and do not currently maintain directors’ and officers’ liability insurance, but we expect to do so in connection with our planned listing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required by this Item are set forth beginning on page F-1 of this Amendment and are included herein. They consist of (i) our audited consolidated financial statements as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 8, 2024 (inception) to December 31, 2024, together with the Report of Independent Registered Public Accounting Firm of Fruci & Associates II, PLLC (PCAOB ID 5525) dated November 4, 2026, and (ii) our unaudited condensed consolidated financial statements as of June 30, 2026 and for the three and six months ended

June 30, 2026 and 2025. As a smaller reporting company, we are not required to provide the supplementary financial information called for by Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Fruci & Associates II, PLLC has served as our independent registered public accounting firm since 2025. During the two most recent fiscal years and the subsequent interim period, there have been no changes in our independent registered public accounting firm and no disagreements with our independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

The following financial statements are filed as part of this registration statement beginning on page F-1:

•Report of Independent Registered Public Accounting Firm (Fruci & Associates II, PLLC, PCAOB ID 5525)

•Consolidated Balance Sheets as of December 31, 2025 and 2024

•Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024

•Consolidated Statements of Stockholders’ Deficit for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024

•Consolidated Statements of Cash Flows for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024

•Notes to the Consolidated Financial Statements

•Condensed Consolidated Balance Sheets as of June 30, 2026 (unaudited) and December 31, 2025

•Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2026 and 2025 (unaudited)

•Condensed Consolidated Statements of Stockholders’ Deficit for the six months ended June 30, 2026 and 2025 (unaudited)

•Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2026 and 2025 (unaudited)

•Notes to the Condensed Consolidated Financial Statements (unaudited)

(b) Exhibits

The following exhibits are filed with, or incorporated by reference into, this registration statement:

Exhibit No.	Description	Filed herewith / incorporated by reference
3.1	Certificate of Incorporation of Biointra, Corp., filed with the Secretary of State of the State of Delaware on May 10, 2024	Filed herewith
3.2	Bylaws of Biointra, Corp., as amended	Filed herewith
5.1	Opinion of Oren Litwin LLC, dated November 4, 2026, as to the authorization and valid issuance of the outstanding shares of Class A Common Stock (supersedes Exhibit 5 to the Original Filing)	Filed herewith
10.1	Share Purchase Agreement, dated August 29, 2024, between Biointra, Corp. and Silver Rock Group Ltd.	Filed herewith
10.2	Share Exchange and Acquisition Agreement, dated April 22, 2025, between Biointra, Corp. and Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V., with closing certificates	Filed herewith
10.3	Real Property Purchase (Contribution-in-Kind) Agreement, dated September 15, 2025, between Juan Pablo Muñoz Flores and Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V. (English translation)	Filed herewith
10.4	Public Deeds Nos. 1,755, 1,756 and 1,757 dated December 28, 2025 and No. 1,758 dated December 29, 2025, granted before Notary Public No. 198 of Altamira, Tamaulipas (English translations)	Filed herewith

10.5

Contract for the Partial Definitive Transfer of Rights under Concession Title No. 08JAL153529/12AMDA12 (60,000 m³ per year), dated August 20, 2022, between J. Jesús Pérez Díaz, as transferor, and Juan Pablo Muñoz Flores, as transferee, ratified before Notary Public No. 43 of Guadalajara, Jalisco on August 24, 2022 (English translation)

Filed herewith
10.6

Engagement Agreement (Advisory, Consulting and Administrative Services), effective March 26, 2024, between Adamson Brothers Corp. and Biointra, S.A. de C.V., on behalf of itself and its present and future subsidiaries and parent company

Filed herewith
10.7	Assignment of Share Grant, dated as of June 19, 2024, by Adamson Brothers Corp. to Spire Capital Limited of the 8,800,000 shares of Class A Common Stock issued under the Board Advisory Agreements	Filed herewith
10.8

Amendment No. 1 to Share Purchase Agreement, dated as of November 2, 2026, between Biointra, Corp. and Silver Rock Group Ltd with Annex 1 (Registration Rights Agreement, constituting Exhibit A to the Share Purchase Agreement) and Annex 2 (Form of Warrant to Purchase Class A Common Stock, constituting Exhibit B to the Share Purchase Agreement)

Filed herewith
21.1	Subsidiaries of the Registrant	Filed herewith
23.1	Consent of Fruci & Associates II, PLLC, Independent Registered Public Accounting Firm, dated November 4, 2026	Filed herewith
23.2	Consent of Oren Litwin LLC, dated November 4, 2026 (also included in Exhibit 5.1)	Filed herewith
99.1	Agricultural property appraisal reports (Appraisals 1 through 4) and supplemental letter of the appraiser dated August 4, 2026 regarding the “Las Lomas” property (English translations)	Filed herewith
99.2	Sworn Statement and Seller’s Declaration of Juan Pablo Muñoz Flores dated July 24, 2026 (English translation)	Filed herewith
99.3

Rule 144 blanket opinion of Oren Litwin LLC dated April 17, 2026 addressed to Vstock Transfer, LLC regarding the resale of outstanding shares of Class A Common Stock (Exhibit D thereto, the transfer agent’s certified stockholder list, omitted)

Filed herewith

Exhibit 21.1 — Subsidiaries of the Registrant: Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V., a sociedad anónima promotora de inversión de capital variable organized under the laws of Mexico (99% owned by the Registrant).

An updated opinion of Oren Litwin LLC, dated November 4, 2026, as to the authorization and valid issuance of the outstanding shares of Class A Common Stock, which supersedes the opinion filed as Exhibit 5 to the Original Filing, is filed as Exhibit 5.1, and the consent of Oren Litwin LLC to the filing of that opinion and to the reference to the firm in this registration statement is filed as Exhibit 23.2. The consent of Fruci & Associates II, PLLC, our independent registered public accounting firm, dated November 4, 2026, is filed as Exhibit 23.1. Amendment No. 1 to the Share Purchase Agreement with Silver Rock Group Ltd, dated as of November 2, 2026, is filed as Exhibit 10.8. The non-binding letters of intent described under “Item 1. Business — Commercial Pipeline” are not material contracts within the meaning of Item 601(b)(10) of Regulation S-K and are not filed as exhibits, and letters of intent that have expired by their terms are not filed as exhibits. No interactive data file is required to be filed with this registration statement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to its Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOINTRA, CORP.
Date: November 4, 2026	By: /s/ Raúl Lahud Quiroz Name: Raúl Lahud Quiroz Title: President and Chief Executive Officer (principal executive officer)

Date: November 4, 2026	By: /s/ Martín Niembro Fragoso Name: Martín Niembro Fragoso Title: Chief Financial Officer (principal financial and accounting officer)

BIOINTRA, CORP.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements as of December 31, 2025 and 2024, for the year ended December 31, 2025 and for the period from May 8, 2024 (inception) to December 31, 2024
Report of Independent Registered Public Accounting Firm (PCAOB ID 5525)	F-2
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-4
Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024	F-5
Consolidated Statements of Stockholders’ Deficit for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024	F-6
Consolidated Statements of Cash Flows for the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024	F-8
Notes to the Consolidated Financial Statements	F-9
Unaudited Condensed Consolidated Financial Statements as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025
Condensed Consolidated Balance Sheets as of June 30, 2026 (unaudited) and December 31, 2025	F-19
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2026 and 2025 (unaudited)	F-20
Condensed Consolidated Statements of Stockholders’ Deficit for the six months ended June 30, 2026 and 2025 (unaudited)	F-21
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2026 and 2025 (unaudited)	F-23
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Biointra, Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Biointra, Corp. (“the Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has not yet achieved profitable operations, expects to incur further losses in the development of its business, has a significant accumulated deficit, and does not have sufficient cash to meet obligations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Acquired Property (Note 4 to the Financial Statements)

Description of the Critical Audit Matter

During 2025, the Company acquired agricultural property, including land, bearer plants, buildings and improvements, irrigation and hydraulic infrastructure, and water rights. Management determined the fair value of the acquired property using third-party appraisal reports, which included market comparable data, replacement-cost inputs, crop/tree valuation inputs, water-right valuation inputs, and condition, age, conservation, and obsolescence factors. Auditing the valuation of the acquired property involved a high degree of auditor judgment and effort due to the nature of the acquisition and the subjectivity involved in evaluating the valuation methodologies and significant inputs utilized by management and the appraiser.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the valuation of the acquired property included the following:

•We evaluated management’s use of the third-party appraisal reports, including the valuation methodologies applied and the competence, capabilities, and objectivity of the appraiser.

•We tested the reasonableness of the significant valuation inputs and assumptions by tracing key source data to purchase agreements, notarized deeds, market comparables, regional construction and agricultural cost data, supplier information, and other supporting evidence.

•We evaluated the relevance and reliability of significant data used in the valuation by considering the source, nature, and corroboration of the underlying market, contractual, and third-party information. We also evaluated whether the resulting recognition, classification, and allocation of the acquired assets, including land, bearer plants, buildings, land improvements, and water licenses, were appropriate under U.S. GAAP.

Fruci & Associates II, PLLC – PCAOB ID #05525 We have served as the Company’s auditor since 2025. Spokane, Washington
November 4, 2026

Biointra, Corp.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash	$ 33,931	$ 9,989
Sales tax recoverable	491	–
Deferred financing costs (Note 5)	110,000	45,000
Inventory (Notes 4 and 6)	831,142	–
Prepaid expenses	250,000	–
Total current assets	1,225,564	54,989

Property and equipment, net (Notes 4 and 7)	4,057,823	–
Intangible assets, net (Notes 4 and 8)	41,367	–
Total assets	$ 5,324,754	$ 54,989

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$ 56,275	$ 70,000
Due to related party (Note 11)	224,274	100,390
Total current liabilities	280,549	170,390
Total liabilities	280,549	170,390

Commitments and contingencies (Note 14)

Stockholders’ equity (deficit)
Preferred stock (75,000,000 shares authorized, $0.000001 par value, nil issued as of December 31, 2025 and 2024)	–	–
Common stock, Class A (800,000,000 shares authorized, $0.000001 par value, 119,932,800 and 108,932,800 shares issued as of December 31, 2025 and 2024, respectively)	120	109
Common stock, Class B (50,000,000 shares authorized, $0.000001 par value, 10,000,000 shares issued as of December 31, 2025 and 2024)	10	10
Common stock, Class C (75,000,000 shares authorized, $0.000001 par value, nil issued as of December 31, 2025 and 2024)	–	–
Additional paid-in capital	600,410	–
Shares issuable	5,645,312	217,866
Accumulated other comprehensive income	95,430	–
Accumulated deficit	(1,297,077)	(333,386)
Total stockholders’ equity (deficit)	5,044,205	(115,401)

Total liabilities and stockholders’ equity (deficit)	$ 5,324,754	$ 54,989

See accompanying notes to the consolidated financial statements

Biointra, Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in U.S. dollars)

	For the year ended December 31, 2025	For the period from May 8, 2024 (inception) to December 31, 2024
Operating expenses:
Advertising and marketing	$ 495	$ 3,600
Amortization and depreciation	31,382	–
Consulting	350,000	35,009
General and administrative	1,019	951
Legal and professional fees	15,773	–
Loss on write-down of inventory to net realizable value	559,798	–
Transfer agent fees	5,224	–
Total operating expenses	963,691	39,560

Operating loss	(963,691)	(39,560)

Other expenses:
Commitment fee (Note 14)	–	(217,866)
Financing expense	–	(75,960)

Net loss before income tax	(963,691)	(333,386)
Income tax expense	–	–
Net loss	(963,691)	(333,386)

Other comprehensive income:
Foreign currency translation adjustments	95,430	–
Comprehensive loss	$ (868,261)	$ (333,386)

Loss per share:
Basic – Common Stock, Class A	$ (0.01)	$ (0.00)
Diluted – Common Stock, Class A	$ (0.01)	$ (0.00)
Basic – Common Stock, Class B	$ (0.01)	$ (0.00)
Diluted – Common Stock, Class B	$ (0.01)	$ (0.00)

Shares used in computing loss per share:
Basic – Common Stock, Class A	116,135,540	90,021,924
Diluted – Common Stock, Class A	116,135,540	90,021,924
Basic – Common Stock, Class B	10,000,000	8,270,042
Diluted – Common Stock, Class B	10,000,000	8,270,042

See accompanying notes to the consolidated financial statements

Biointra, Corp.

Consolidated Statements of Stockholders’ Deficit

(Expressed in U.S. dollars)

	Class A common stock – Number of shares	Amount	Class B common stock – Number of shares	Amount	Shares issuable	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
Balance, May 8, 2024 (inception)	–	$ –	–	$ –	$ –	$ –	$ –	$ –	$ –
Issuance of founder stock	100,000,000	100	10,000,000	10	–	–	–	–	110
Issuance of common stock for services	8,800,000	9	–	–	–	–	–	–	9
Issuance of common stock for cash	132,800	–	–	–	–	13,280	–	–	13,280
Common stock subscriptions received	–	–	–	–	760	–	–	–	760
Share issue costs	–	–	–	–	(760)	(13,280)	–	–	(14,040)
Common stock issuable for commitment fee	–	–	–	–	217,866	–	–	–	217,866
Net loss for the period	–	–	–	–	–	–	–	(333,386)	(333,386)
Balance, December 31, 2024	108,932,800	$ 109	10,000,000	$ 10	$ 217,866	$ –	$ –	$ (333,386)	$ (115,401)

See accompanying notes to the consolidated financial statements

Biointra, Corp.

Consolidated Statements of Stockholders’ Deficit (continued)

(Expressed in U.S. dollars)

	Class A common stock – Number of shares	Amount	Class B common stock – Number of shares	Amount	Shares issuable	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
Balance, December 31, 2024	108,932,800	$ 109	10,000,000	$ 10	$ 217,866	$ –	$ –	$ (333,386)	$ (115,401)
Issuance of common stock for cash	8,000	–	–	–	–	800	–	–	800
Issuance of common stock for services	6,000,000	6	–	–	–	599,994	–	–	600,000
Issuance of common stock for share exchange agreement	5,000,000	5	–	–	–	416	–	–	421
Share cancellation	(8,000)	–	–	–	800	(800)	–	–	–
Common stock subscription received	–	–	–	–	800	–	–	–	800
Refund of subscriptions received	–	–	–	–	(220)	–	–	–	(220)
Shares issuable for acquisition of agricultural property assets (Note 4)	–	–	–	–	5,426,066	–	–	–	5,426,066
Foreign currency translation adjustments	–	–	–	–	–	–	95,430	–	95,430
Net loss for the year	–	–	–	–	–	–	–	(963,691)	(963,691)
Balance, December 31, 2025	119,932,800	$ 120	10,000,000	$ 10	$ 5,645,312	$ 600,410	$ 95,430	$ (1,297,077)	$ 5,044,205

See accompanying notes to the consolidated financial statements

Biointra, Corp.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

	For the year ended December 31, 2025	For the period from May 8, 2024 (inception) to December 31, 2024
Cash provided by (used in):
Operating activities
Net loss for the period	$ (963,691)	$ (333,386)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization and depreciation	31,382	–
Loss on write-down of inventory to net realizable value	559,798	–
Stock based compensation	350,000	217,875
Changes in operating assets and liabilities:
Sales tax recoverable	(223)	–
Accounts payable and accrued liabilities	(13,725)	70,000
Due to related party	–	100,000
Advances from related party	123,884	390
Cash provided by operating activities	87,425	54,879

Investing activities
Cash acquired from share exchange agreement	89	–
Cash provided by investing activities	89	–

Financing activities
Proceeds from the issuance of common stock, net of offering costs	800	110
Proceeds received from common share subscription	580	–
Deferred financing costs	(65,000)	(45,000)
Cash used in financing activities	(63,620)	(44,890)

Increase in cash	23,894	9,989
Effect of foreign exchange on cash	48	–
Cash, beginning of period	9,989	–
Cash, end of period	$ 33,931	$ 9,989

Supplemental cash flow disclosures:
Interest paid	$ –	$ –
Income taxes paid	$ –	$ –

Non-cash investing and financing activities:
Common stock issuable for acquisition of agricultural property assets (Note 4)	$ 5,426,066	$ –
Common shares issued for acquisition of BRA (Note 3)	$ 421	$ –
Common shares issued for prepaid consulting services	$ 250,000	$ –

See accompanying notes to the consolidated financial statements

Biointra, Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2025 and the period from May 8, 2024 (inception) to December 31, 2024

(Expressed in U.S. dollars)

NOTE 1 – NATURE OF OPERATIONS

Biointra, Corp. was incorporated in Delaware on May 8, 2024 (the “Company”). The Company is in the business of developing integrated solutions for the recovery and beneficial use of organic waste, including renewable-energy-related initiatives, with operations concentrated in Mexico. In connection with this strategy, through its wholly owned subsidiary, the Company acquired agricultural properties in Mexico that include land, agricultural improvements, water rights, buildings, and avocado and blue agave bearer plants. These properties are under active cultivation. The agricultural operations are intended to preserve and develop the productive value of the acquired properties and provide operational flexibility and potential agricultural inputs and cash flows while the Company continues to develop its broader renewable-energy and organic-waste recovery initiatives.

To date, the Company’s activities have principally consisted of raising capital, organizational matters, development of its business plan, and activities related to the acquired agricultural properties. The Company has not generated revenue since inception.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements for the period presented have been included. The Company’s fiscal year end is December 31.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Biointra Renovables Atotonilco Jalisco SAPI DE CV (“BRA”). All inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term. All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Examples of reported amounts that rely on significant estimates include certain amounts relating to the accounting for acquired agricultural property and equipment, inventory, income taxes, including valuation allowance, and stock-based compensation expense.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States and Mexico. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local market competition, changing consumer preferences, unpredictable climate patterns, and agricultural yield volatility. These adverse conditions could affect the Company’s financial condition and the results of its operations. As of December 31, 2025, the Company is operating as a going concern. See Note 13 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2025 and 2024, the Company had $33,931 and $9,989 of cash on hand, respectively.

Agricultural Inventories and Growing Crops.

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out (FIFO) basis, with the acquisition cost of each acquired plantation and the cultivation costs capitalized to it identified by plantation.

Unharvested Growing Agave: All direct and indirect agricultural costs incurred to acquire, plant, cultivate, and maintain agave fields prior to maturity are capitalized and deferred as work-in-process inventory.  Due to the multi-year maturation timeline, growing crops expected to be harvested beyond 12 months from the balance sheet date are classified as non-current assets.

Harvested Agave: Upon harvest, when the leaves are sheared and the agave core (piña) is removed from the field, the capitalized cultivation costs under ASC 905-330-35-1, together with the allocated acquisition cost of the plantation and net of any previously recognized inventory write-downs, are transferred to harvested crop inventory, which consists of agave piñas held for sale to tequila producers and is not used in any further production process of the Company.

Net realizable value represents the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The Company evaluates the carrying value of its agricultural assets regularly, recording write-downs for crop damage, spoilage, or market declines directly to the operating expense in the period they occur.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation.

The Company’s property and equipment consists of land, land improvements, buildings and bearer plants. The fair value of the land (both cultivated and uncultivated) was estimated based on comparable transactions for similar agricultural properties, adjusted for location, size, accessibility, agronomic conditions, and infrastructure. For land improvements and buildings, fair value was determined using replacement costs adjusted for asset condition. The fair value of bearer plants was based on initial establishment costs plus accumulated pre-productive and productive-stage maintenance costs. These costs were referenced from Fideicomisos Instituidos en Relación con la Agricultura (FIRA), a Mexican federal development bank supporting the agricultural and rural sectors.

Depreciation of the land improvement is calculated on a straight-line method over the estimated useful life of 4 years. Depreciation of the buildings is calculated on a straight-line method over the estimated useful life of 20 years. Depreciation of the bearer plants is calculated on a straight-line method over the estimated production life of 4 years.

Definite-lived Intangible Assets

Intangible assets acquired are recognized at cost. These assets are then amortized over their estimated useful lives, reflecting the pattern of economic benefits derived from the assets. Specifically, water licenses are amortized using the straight-line method over their contractual useful lives. The Company’s water concession has an initial legal term of 10 years and may be renewed for additional 10-year periods, subject to timely renewal and compliance with applicable legal requirements.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and definite-lived intangible assets are held for use and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Such events or changes may include insufficient cash flows, changes in business plans, or plans to dispose of assets before the end of their estimated useful or production lives. We first group individual assets based on the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets. Recoverability is assessed by comparing the carrying amount of the asset group to the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If the undiscounted cash flows are less than the carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the asset group’s fair value. Fair value is determined using discounted cash flow analyses, which incorporate significant management estimates and assumptions, including forecasts of future operating performance (such as revenue growth rates and expected profitability margins), estimates of the remaining useful or production lives and service potential of the assets within the asset group, and a discount rate based on the Company’s weighted-average cost of capital.

There was no impairment loss recognized in the year ended December 31, 2025.

Deferred Financing Costs

The Company records financing costs in accordance with ASC 340-10-S99-1. Deferred financing costs consist of legal, accounting, and other costs (including underwriting discounts and commissions) incurred through the balance sheet date that are directly related to the S-1 registration statement and that will be charged to stockholders’ equity upon the completion of the initial public offering (“IPO”). Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718. Stock-based compensation expense for equity instruments issued to employees and non-employees is measured based on the grant-date fair value of the awards. The fair value of each stock unit is determined based on the valuation of the Company’s stock on the date of grant. The Company recognizes compensation costs using the straight-line method for equity compensation awards over the requisite service period of the awards, which is generally the awards’ vesting period.

Fair Value Measurements

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to non-financial items that are recognized and disclosed at fair value in the consolidated financial statements on a non-recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•Level 3 inputs are unobservable inputs for the asset or liability. The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

Earnings (Loss) Per Share

Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share (“ASC 260”) requires a company that has participating security holders to utilize the two-class method for calculating earnings per share (“EPS”) unless the treasury stock method results in lower EPS. The two-class method is an allocation of earnings/(loss) between the holders of common stock and a company’s participating security holders. Under the two-class method, earnings/(loss) for the reporting period are allocated between common stockholders and other security holders based on their respective rights to receive distributed earnings (i.e., dividends) and undistributed earnings (i.e., net income/(loss)). Basic EPS is calculated by dividing income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding, excluding participating shares in accordance with ASC 260. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at December 31, 2025, the Company had 3,692,556 (2024 – 2,186,256) potentially dilutive Class A shares outstanding. Potentially dilutive shares at December 31, 2025 and 2024 were excluded from the earnings per share calculation as their impact would have been anti-dilutive.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For the current period, the Company is taxed as a C corporation. The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2025, the unrecognized tax benefits accrual was zero.

The Company conducts business globally and, as a result, files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world.

Foreign Currency Translation

The consolidated financial statements are presented in United States dollars which is the parent’s functional and reporting currency. The functional currency of BRA is the Mexico Peso. Management applies ASC 830, Foreign Currency Matters. In accordance with ASC 830-30-45-3, all assets and liabilities of BRA are translated into United States dollars at the exchange rate prevailing at the balance sheet date, equity accounts are translated at historical rates, and revenues and expenses are translated at average monthly rates. The resulting translation adjustments are reported as a component of other comprehensive income (loss) and accumulated in accumulated other comprehensive income (loss) in stockholders’ equity. Transactions denominated in a currency other than an entity’s functional currency are remeasured into the functional currency at the exchange rate in effect on the transaction date, and monetary balances so denominated are remeasured at the balance sheet date, with the resulting gains and losses included in net loss.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as they are incurred. The amounts incurred in 2025 was $495 (2024 - $3,600).

Organizational Costs

In accordance with ASC 720-15-25-1, Other Expenses, organizational costs, including consulting fees, transfer agent fees, accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker in deciding how to allocate resources and in assessing performance (the “CODM”). For the Company, its CODM is its Chief Executive Officer. The Company views its operations and manages its business as one operating and reporting segment. This single segment reflects the Company’s core business, which is the development of solutions to recycle organic waste for the production of renewable energy, and is operated in two geographical areas (U.S.A. and Mexico).

The CODM assesses the Company’s operating and financial performance based on operating expenses during fiscal year 2025, but revenues, net income, and return on investment will be significant factors to be assessed once the Company commences operations.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures to enhance the transparency of income tax disclosures relating to the rate reconciliation, disclosure of income taxes paid, and certain other disclosures. The ASU should be applied prospectively and is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The adoption of this ASU did not have any material effects on its financial condition, results of operations or cash flows.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40). The amendments in this update enhance disclosures about a public business entity’s expenses and provide more detailed information about the types of expenses included in certain notes in the consolidated financial statements. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption permitted. The amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the consolidated financial statements. The Company is currently evaluating any new disclosures that may be required upon adoption of ASU 2024-03.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – ACQUISITION OF BIOINTRA RENOVABLES ATOTONILCO JALISCO SAPI DE CV

On April 22, 2025, the Company entered into a Share Exchange and Acquisition Agreement with Biointra Renovables Atotonilco Jalisco SAPI DE CV. (“BRA”), a Mexican corporation controlled by the CEO of the Company. Pursuant to the agreement, the Company issued 5,000,000 shares of Class A Common Stock of the Company on May 6, 2025 to acquire all of the outstanding shares of BRA. The Share Exchange and Acquisition Agreement closed upon the Company obtaining control of BRA on August 8, 2025. Pursuant to ASC 805-50-30-5, the transaction is accounted for as an asset acquisition under common control. The transfer of the net assets or equity interest from BRA does not constitute a business and therefore would not represent a change in the reporting entity. At the closing of the acquisition, the Company recognized the net assets of BRA at the historical carrying value of $421 and began reporting the net assets transferred in its consolidated financial statements prospectively from the date of the transfer. The difference between the fair value of shares of Class A Common Stock issued and the net assets or equity interests of BRA is included in additional paid-in capital at December 31, 2025.

NOTE 4 – REAL PROPERTY PURCHASE AGREEMENT

On September 15, 2025, BRA entered into a Real Property Purchase Agreement to acquire certain agricultural property assets which consists of land, land improvements, water licenses and avocado and agave plantations including buildings and bearer plants, with a fair value of $5,426,066 (MXN99,652,094) in consideration for 1,500,000 shares of Class A Common Stock of the Company. The fair value of the consideration payable was determined based on third-party appraisals of assets acquired along with observable market data from transactions between normal market participants. BRA obtained control of the agricultural property assets upon execution of the Real Property Purchase Agreement, and the agricultural property is currently under active cultivation with developing crops. As at December 31, 2025, the common shares have not been issued. Refer to Note 6, Note 7 and Note 8 for the details of assets acquired in the transaction.

NOTE 5 – DEFERRED FINANCING COSTS

During the year ended December 31, 2025, the Company recorded $65,000 (period ended December 31, 2024 - $45,000) of deferred financing costs related to its S-1 registration statement.

NOTE 6 – INVENTORY

Inventory consisted of unharvested agave plantations acquired from the BRA transaction (Note 4). As at December 31, 2025, the agave plants are approximately 6 years old, and the Company expected to harvest them within the following 12 months.  A continuity of the Company’s inventory assets as of December 31, 2025 and 2024 is as follows:

Agave plantations
Cost:
Balance, December 31, 2024	$ –
Additions	1,375,868
Write-down to net realizable value	(559,798)
Foreign exchange translation	15,072
Balance, December 31, 2025	$ 831,142

During the year ended December 31, 2025, the Company recognized a loss of $559,798 from the write-down of inventory to net realizable value. The write-down arose because the market price of bulk blue agave in Mexico declined substantially during 2025 as a result of an oversupply of mature plants in the Tequila Denomination of Origin region, such that the cost allocated to the agave plantations on acquisition (which was based on the replacement cost of a six-year-old plant) exceeded the amount expected to be realized on harvest.

Net realizable value was measured as at December 31, 2025 on a plantation-by-plantation basis, using the following principal assumptions:

•Expected harvest quantities. An estimated 2,371 metric tons of agave piña standing on 28.92 hectares (approximately 101,207 plants), comprising approximately 1,476 tons at the Las Lomas plantation in Tequila, Jalisco and approximately 895 tons at the Ejido Mojarritas plantation in Santa María del Oro, Nayarit. The estimate is based on the independent agricultural appraisals of the two properties, which apply a yield of 82 tons per hectare.

•Estimated selling price. MXN 8.00 per kilogram, being the going price in December 2025 paid by tequila producers to registered growers under supply contracts and the CRT/CNIT “Agave Responsable Social” scheme (reported range MXN 6.00–8.00 per kilogram). Both plantations are registered with the Consejo Regulador del Tequila and lie within the Denomination of Origin zone, and management expects to sell the crop to distilleries through that contract channel in the ordinary course of business. Prices obtainable in the spot or intermediary market (approximately MXN 2.00–5.00 per kilogram in December 2025) were not used, as they do not represent the channel available to the Company.

•Remaining costs of completion, harvesting, transportation and disposal. The plantations are mature and no further cultivation costs are required. Estimated costs to cut, trim and load the piñas (jima) and to transport them to the distilleries were MXN 1.50 per kilogram for Las Lomas (approximately 12 kilometers from the Tequila distillery corridor) and MXN 2.00 per kilogram for Mojarritas (approximately 150 kilometers from the distilleries), based on regional contractor rates.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2025 and 2024:

	Bearer plants	Buildings	Land	Land improvement	Total
Cost:
Balance, December 31, 2024	$ –	$ –	$ –	$ –	$ –
Additions	285,750	46,912	3,484,510	191,432	4,008,604
Foreign exchange translation	5,720	939	69,748	3,832	80,239
Balance, December 31, 2025	$ 291,470	$ 47,851	$ 3,554,258	$ 195,264	$ 4,088,843

Depreciation:
Balance, December 31, 2024	$ –	$ –	$ –	$ –	$ –
Depreciation	17,821	585	–	11,938	30,344
Foreign exchange translation	397	13	–	266	676
Balance, December 31, 2025	$ 18,218	$ 598	$ –	$ 12,204	$ 31,020

Carrying amounts:
Balance, December 31, 2024	$ –	$ –	$ –	$ –	$ –
Balance, December 31, 2025	$ 273,251	$ 47,253	$ 3,554,258	$ 183,060	$ 4,057,823

NOTE 8 – INTANGIBLE ASSETS

Intangible assets consisted of water licenses acquired from the BRA transaction (Note 4). A continuity of the Company’s intangible assets as of December 31, 2025 and 2024 is as follows:

Total
Cost:
Balance, December 31, 2024	$ –
Additions	41,595
Foreign exchange translation	833
Balance, December 31, 2025	$ 42,428

Amortization:
Balance, December 31, 2024	$ –
Amortization	1,038
Foreign exchange translation	23
Balance, December 31, 2025	$ 1,061

Carrying amounts:
Balance, December 31, 2024	$ –
Balance, December 31, 2025	$ 41,367

NOTE 9 – INCOME TAX PROVISION

The Company accounts for income taxes as set forth in ASC 740, Income Taxes. Deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company is taxed as a corporation and is subject to income taxation in the United States and in Mexico through its wholly-owned foreign subsidiary. Losses before income taxes are generated in both jurisdictions and the Company’s income tax expense (benefit) is affected by the differences between the U.S. federal statutory income tax rate and the statutory tax rate applicable in Mexico. Accordingly, the reconciliation of income tax expense (benefit) at the U.S. federal statutory rate to the Company’s reported income tax expense (benefit) includes the effect of foreign operations, including the impact of losses incurred in Mexico.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. No benefit (provision) has been recognized for the years ended December 31, 2025 and 2024. The US and Mexico components of net loss for the years ended December 31, 2025 and 2024 are as follows:

	2025	2024
United States	$ (371,256)	$ (333,386)
Mexico	(592,435)	–
Net loss before income taxes	$ (963,691)	$ (333,386)

Reconciliation of the statutory income tax rates consists of the following:

	2025	2024
Federal statutory rate	21%	21%
State statutory rate	8.7%	8.7%
Statutory income tax rate for the Company	29.7%	29.7%

Significant components of the deferred tax assets at an anticipated tax rate of 29.7% for the period ended December 31, 2025 and 2024 are as follows:

	2025	2024
Deferred tax asset
Net operating loss	$ 15,509	$ 34,306
Inventory	169,963	–
Property and equipment	9,213	–
Intangible assets	315	–
	195,000	34,306
Valuation allowance	(195,000)	(34,306)
Deferred income tax asset	$ –	$ –

Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero, on the face of the consolidated financial statements. The Company’s net operating loss deduction in the United States is limited to

80% of taxable income in any given carryforward year. The Company’s net operating losses incurred in Mexico can be carried forward and deducted from income earned for up to 10 years. The 2025 tax returns in the United States and Mexico have not yet been filed as of the issuance of these consolidated financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 10 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company has 3 classes of Common Stock; Class A, Class B and Class C.

The Company has authorized 800,000,000 shares of Class A Common Stock (par value $0.000001). The Company has 119,932,800 Class A Common Stock outstanding as of December 31, 2025 (2024 – 108,932,800). Each Class A Common Stock is entitled to 1 vote per share.

The Company has authorized 50,000,000 shares of Class B Common Stock (par value $0.000001). The Company has 10,000,000 Class B Common Stock outstanding as of December 31, 2025 (2024 – 10,000,000). Each Class B Common Stock is entitled to 20 votes per share.

The Company has authorized 75,000,000 Class C Common Stock (par value $0.000001). The Company has not issued any Class C Common Stock as of December 31, 2025. Shares of Class C Common Stock have no voting power.

During the year ended December 31, 2025:

On May 6, 2025, the Company issued 5,000,000 shares of Class A Common Stock of the Company in exchange for the net assets of BRA, which were recorded at their historical carrying value of $421 rather than at the fair value of the shares issued, pursuant to the Share Exchange and Acquisition Agreement with BRA (Note 3).

On May 6, 2025, the Company issued 6,000,000 shares of Class A Common Stock at a fair value of $600,000 for services to be rendered for the period from June 1, 2025 to May 31, 2026. During the year ended December 31, 2025, the Company recorded consulting expense of $350,000 on the statements of operations and comprehensive loss. At December 31, 2025, the Company recorded prepaid consulting expenses of $250,000 on the consolidated balance sheet.

The Company cancelled 8,000 shares of Class A Common Stock issued during the period ended December 31, 2024 as the Company did not receive the proceeds from the subscribers. The Company then reissued 8,000 shares of Class A Common Stock at $0.10 per share for cash proceeds of $800.

The Company received proceeds from Class A Common Stock subscriptions in the amount of $800 for 100 shares at $8 per share. The Company also refunded $220 of overpayment received from subscribers during the period ended December 31, 2024 which was for the subscription of 2,200 shares of Class A Common Stock.

As at December 31, 2025, 1,500,000 shares of Class A Common Stock of the Company are issuable related to the acquisition of certain agricultural property assets which consists of land, land improvements, water licenses and avocado and agave plantations including buildings and bearer plants, with a fair value of $5,426,066 (MXN99,652,094) (Note 4).

During the period ended December 31, 2024:

The Company issued 100,000,000 Founder shares of Class A Common Stock to the CEO of the Company.

The Company issued 10,000,000 Founder shares of Class B Common Stock to the CEO of the Company.

The Company issued 8,800,000 shares of Class A Common Stock pursuant to Board Advisory Agreements and recorded consulting expense of $9 on the statement of operations and comprehensive loss.

The Company issued 132,800 shares of Class A Common Stock at $0.10 per share for cash proceeds of $13,280. In connection with the share issuance, the Company incurred offering costs of $89,240, of which $13,280 was netted against the proceeds received and the remaining $75,960 was recorded as financing expense in the statement of operations and comprehensive loss. The $13,280 of proceeds from the share issuance represents the maximum amount the Company could charge against equity, with the remaining expensed in the statement of operations and comprehensive loss.

The Company received $760 for subscriptions of 7,600 shares of Class A Common Stock and recorded offering costs of $760.

Preferred Stock

The Company has 75,000,000 shares of Preferred Stock authorized with a par value of $0.000001, as of the filing date of these statements. As at December 31, 2025, there are no shares of Preferred Stock issued or outstanding. The Company’s board of directors have not yet authorized the rights and privileges of the Preferred Stock.

NOTE 11 – RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties have occurred in the normal course of operations and are recorded at the exchange amount which is the amount agreed to by the Company and the related parties.

On August 8, 2025, the Company closed a Share Exchange and Acquisition Agreement with BRA, a Mexican corporation controlled by the CEO of the Company which is accounted for as an asset acquisition under common control pursuant to ASC 805-50-30-5. On May 6, 2025, the Company issued 5,000,000 shares of Class A Common Stock of the Company to acquire all of the outstanding shares of BRA. The Share Exchange and Acquisition Agreement closed upon the Company obtaining control of BRA on August 8, 2025. Refer to Note 3.

As at December 31, 2025, the Company owed $224,274 (2024 - $100,390) to a company controlled by the Chief Executive Officer (“CEO”) of the Company which represents cash advances, deferred financing costs, prepaid consulting fees, and general and administrative expenses incurred on behalf of the Company. The amount is non-interest bearing, unsecured and due on demand.

NOTE 12 – SEGMENT REPORTING

The Company views its operations and manages its business as one operating and reporting segment. This single segment reflects the Company’s core business, which is the development of solutions to recycle organic waste for the production of renewable energy, and is operated in two geographical areas (U.S.A. and Mexico).

The Company’s Chief Operating Decision Maker (“CODM”), who is the Chief Executive Officer, evaluates financial performance and allocates resources on a consolidated basis. The CODM uses consolidated operating loss, net loss, and cash flow information to assess performance and make decisions regarding the allocation of resources. As these financial measures are reviewed on a consolidated basis, the Company has determined that it has a single operating and reporting segment.

The Company operates in two geographical areas of U.S.A. and Mexico. The Company’s property and equipment, and intangible assets, by geographical areas as at December 31, 2025, were all located in Mexico.

NOTE 13 – GOING CONCERN

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for a period of at least one year from the issuance date of these consolidated financial statements. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2025, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business. As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $1,297,077 at December 31, 2025. This factor among others raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Share Purchase Agreement

On August 29, 2024, the Company entered into a Share Purchase Agreement with Silver Rock Group (“Silver Rock”) whereby Silver Rock committed to purchase up to $350,000,000 of the Company’s Class A Common Stock (the “Draw Down Amount”) over a 36-month period beginning on the date the Company becomes publicly listed (“Public Listing”). The agreement provides the Company with the right, at its sole discretion, to issue Draw Down Notices in tranches of up to one million shares at a per-share price equal to a 10% discount to the lowest trading price of the Company’s Class A Common Stock during the 10 trading days immediately preceding the Draw Down Notice. The Draw Down Amount requested shall not exceed 200% or one million dollars of the average daily trading volume for the 10 trading days immediately preceding the draw down exercise date on a rolling basis.

In connection with the Share Purchase Agreement, the Company agreed to pay a commitment fee equal to 2% of the total outstanding shares of the Company on the date of the agreement. During the period ended December 31, 2024, the Company recorded a commitment fee of $217,866 on the statement of operations and comprehensive loss for 2,178,656 shares of Class A Common Stock. The fair value of the 2,178,656 shares of Class A Common Stock is included in shares issuable at December 31, 2025.

In addition, on the date of Public Listing, the Company shall issue share purchase warrants to Silver Rock granting the right to purchase additional common shares of the Company for a period of 5 years at an exercise price per share equal to the lower of $2 per share or 110% of the listing price immediately after the Public Listing. The number of warrants issued shall be equal to 4% of the total outstanding shares immediately after the completion of the Public Listing, calculated on a fully diluted basis. As at December 31, 2025 and the issuance date of the consolidated financial statements, the Company has not become publicly listed. As a result, the number of warrants to be issued and its fair value are indeterminable.

NOTE 15 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through November 4, 2026, the date the consolidated financial statements were available to be issued and no other material events require disclosure except the following:

On January 10, 2026, the Company issued 2,178,656 shares of Class A Common Stock for a commitment fee in connection with the Share Purchase Agreement described in Note 14.

On January 10, 2026, the Company issued 1,500,000 shares of Class A Common Stock pursuant to Real Property Purchase Agreement as described in Note 4.

On February 19, 2026, the Company’s CEO provided a cash advance of $3,500 to the Company for working capital.  The amount is non-interest bearing, unsecured and due on demand.

On March 10, 2026, the Company’s CEO provided a cash advance of $50,000 to the Company for working capital. The amount is non-interest bearing, unsecured and due on demand.

On April 8, 2026, the Company’s CEO provided a cash advance of $30,000 to the Company for working capital.  The amount is non-interest bearing, unsecured and due on demand.

On June 26, 2026, the Company issued 39,427 shares of Class A Common Stock at $8.00 per share to the CEO of the Company to settle debt of $315,421 due to a company controlled by the CEO of the Company, of which $5 was forgiven and treated as a contribution to the Company.

On November 2, 2026, the Company and Silver Rock Group Ltd entered into Amendment No. 1 to the Share Purchase Agreement described in Note 14, which confirms the aggregate purchase commitment of $350,000,000, provides that the number of shares of Class A Common Stock registered for resale by Silver Rock under any single registration statement shall not exceed 29.99% of the shares then outstanding, provides that the Company shall not issue shares to Silver Rock under the agreement and the related warrants (including the 2,178,656 commitment shares) in excess of 19.99% of the shares outstanding immediately prior to the Public Listing unless stockholder approval is obtained, and fixes the warrant exercise price on the Public Listing date without subsequent reset.

Biointra, Corp.

Condensed Consolidated Balance Sheets

(Expressed in U.S. dollars)

	June 30, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash	$ 15,602	$ 33,931
Sales tax recoverable	2,597	491
Deferred financing costs (Note 5)	120,000	110,000
Inventory (Note 6)	857,121	831,142
Prepaid expenses	11,650	250,000
Total current assets	1,006,970	1,225,564

Property and equipment, net (Notes 4 and 7)	4,120,680	4,057,823
Intangible assets, net (Notes 4 and 8)	40,472	41,367
Total assets	$ 5,168,122	$ 5,324,754

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$ 107,442	$ 56,275
Due to related party (Note 10)	35,441	224,274
Total current liabilities	142,883	280,549
Total liabilities	142,883	280,549

Commitments and contingencies (Note 13)

Stockholders’ equity (deficit)
Preferred stock (75,000,000 shares authorized, $0.000001 par value, nil issued as of June 30, 2026 and December 31, 2025)	–	–
Common stock, Class A (800,000,000 shares authorized, $0.000001 par value, 123,650,883 and 119,932,800 shares issued as of June 30, 2026 and December 31, 2025, respectively)	124	120
Common stock, Class B (50,000,000 shares authorized, $0.000001 par value, 10,000,000 shares issued as of June 30, 2026 and December 31, 2025)	10	10
Common stock, Class C (75,000,000 shares authorized, $0.000001 par value, nil issued as of June 30, 2026 and December 31, 2025)	–	–
Additional paid-in capital	6,559,759	600,410
Shares issuable	1,380	5,645,312
Accumulated other comprehensive income	249,367	95,430
Accumulated deficit	(1,785,401)	(1,297,077)
Total stockholders’ equity (deficit)	5,025,239	5,044,205

Total liabilities and stockholders’ equity (deficit)	$ 5,168,122	$ 5,324,754

See accompanying notes to the condensed consolidated financial statements (unaudited)

Biointra, Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Expressed in U.S. dollars)

(unaudited)

	Three months ended June 30, 2026	Three months ended June 30, 2025	Six months ended June 30, 2026	Six months ended June 30, 2025
Operating expenses:
Advertising and marketing	$ –	$ 99	$ –	$ 495
Amortization and depreciation	33,204	–	66,075	–
Consulting	100,000	50,000	279,000	50,000
General and administrative	28,640	306	29,277	581
Legal and professional fees	16,002	5,500	68,245	5,500
Transfer agent fees	24,235	1,450	45,705	2,549
Total operating expenses	202,081	57,355	488,302	59,125

Operating loss	(202,081)	(57,355)	(488,302)	(59,125)

Other expenses:
Interest expense	(22)	–	(22)	–

Net loss before income tax	(202,103)	(57,355)	(488,324)	(59,125)
Income tax expense	–	–	–	–
Net loss	(202,103)	(57,355)	(488,324)	(59,125)

Other comprehensive income:
Foreign currency translation adjustments	143,445	–	153,937	–
Comprehensive loss	$ (58,658)	$ (57,355)	$ (334,387)	$ (59,125)

Loss per share:
Basic – Common Stock, Class A	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Diluted – Common Stock, Class A	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Basic – Common Stock, Class B	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Diluted – Common Stock, Class B	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)

Shares used in computing loss per share:
Basic – Common Stock, Class A	123,613,189	115,581,152	122,535,152	112,275,341
Diluted – Common Stock, Class A	123,613,189	115,581,152	122,535,152	112,275,341
Basic – Common Stock, Class B	10,000,000	10,000,000	10,000,000	10,000,000
Diluted – Common Stock, Class B	10,000,000	10,000,000	10,000,000	10,000,000

See accompanying notes to the condensed consolidated financial statements (unaudited)

Biointra, Corp.

Condensed Consolidated Statements of Stockholders’ Deficit

(Expressed in U.S. dollars)

(unaudited)

	Class A common stock – Number of shares	Amount	Class B common stock – Number of shares	Amount	Shares issuable	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
Balance, December 31, 2024	108,932,800	$ 109	10,000,000	$ 10	$ 217,866	$ –	$ –	$ (333,386)	$ (115,401)
Net loss for the period	–	–	–	–	–	–	–	(1,770)	(1,770)
Balance, March 31, 2025	108,932,800	$ 109	10,000,000	$ 10	$ 217,866	$ –	$ –	$ (335,156)	$ (117,171)
Issuance of common stock for services	6,000,000	6	–	–	–	599,994	–	–	600,000
Issuance of common stock for share exchange agreement	5,000,000	5	–	–	–	416	–	–	421
Net loss for the period	–	–	–	–	–	–	–	(57,355)	(57,355)
Balance, June 30, 2025	119,932,800	$ 120	10,000,000	$ 10	$ 217,866	$ 600,410	$ –	$ (392,511)	$ 425,895

See accompanying notes to the condensed consolidated financial statements (unaudited)

Biointra, Corp.

Condensed Consolidated Statements of Stockholders’ Deficit (continued)

(Expressed in U.S. dollars)

(unaudited)

	Class A common stock – Number of shares	Amount	Class B common stock – Number of shares	Amount	Shares issuable	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
Balance, December 31, 2025	119,932,800	$ 120	10,000,000	$ 10	$ 5,645,312	$ 600,410	$ 95,430	$ (1,297,077)	$ 5,044,205
Shares issued for commitment fee	2,178,656	2	–	–	(217,866)	217,864	–	–	–
Shares issued for acquisition of agricultural property assets	1,500,000	2	–	–	(5,426,066)	5,426,064	–	–	–
Foreign currency translation adjustments	–	–	–	–	–	–	10,492	–	10,492
Net loss for the period	–	–	–	–	–	–	–	(286,221)	(286,221)
Balance, March 31, 2026	123,611,456	$ 124	10,000,000	$ 10	$ 1,380	$ 6,244,338	$ 105,922	$ (1,583,298)	$ 4,768,476
Shares issued for debt settlement	39,427	–	–	–	–	315,416	–	–	315,416
Contribution from shareholder	–	–	–	–	–	5	–	–	5
Foreign currency translation adjustments	–	–	–	–	–	–	143,445	–	143,445
Net loss for the period	–	–	–	–	–	–	–	(202,103)	(202,103)
Balance, June 30, 2026	123,650,883	$ 124	10,000,000	$ 10	$ 1,380	$ 6,559,759	$ 249,367	$ (1,785,401)	$ 5,025,239

See accompanying notes to the condensed consolidated financial statements (unaudited)

Biointra, Corp.

Condensed Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

(unaudited)

	Six months ended June 30, 2026	Six months ended June 30, 2025
Cash provided by (used in):
Operating activities
Net loss for the period	$ (488,324)	$ (59,125)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization and depreciation	66,075	–
Stock based compensation	250,000	50,000
Changes in operating assets and liabilities:
Sales tax recoverable	(2,091)	–
Prepaid expenses	(11,650)	–
Accounts payable and accrued liabilities	51,167	(30,975)
Advances from related party	126,588	30,024
Cash used by operating activities	(8,235)	(10,076)

Financing activities
Bank indebtedness	–	87
Deferred financing costs	(10,000)	–
Cash (used by) provided by financing activities	(10,000)	87

Effect of foreign exchange on cash	(94)	–

Decrease in cash	(18,329)	(9,989)
Cash, beginning of period	33,931	9,989
Cash, end of period	$ 15,602	$ –

Supplemental cash flow disclosures:
Interest paid	$ 23	$ –
Income taxes paid	$ –	$ –

Non-cash investing and financing activities:
Common shares issued for acquisition of BRA (Note 3)	$ –	$ 421
Common shares issued for prepaid consulting services	$ –	$ 550,000
Common shares issued for debt settlement	$315,416	$ –
Shareholder’s contribution	$5	$ –

See accompanying notes to the condensed consolidated financial statements (unaudited)

Biointra, Corp.

Notes to the Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2026 and 2025

(Expressed in U.S. dollars)

(unaudited)

NOTE 1 – NATURE OF OPERATIONS

Biointra, Corp. was incorporated in Delaware on May 8, 2024 (the “Company”). The Company is in the business of developing integrated solutions for the recovery and beneficial use of organic waste, including renewable-energy-related initiatives, with operations concentrated in Mexico. In connection with this strategy, through its wholly owned subsidiary, the Company acquired agricultural properties in Mexico that include land, agricultural improvements, water rights, buildings, and avocado and blue agave bearer plants. These properties are under active cultivation. The agricultural operations are intended to preserve and develop the productive value of the acquired properties and provide operational flexibility and potential agricultural inputs and cash flows while the Company continues to develop its broader renewable-energy and organic-waste recovery initiatives.

To date, the Company’s activities have principally consisted of raising capital, organizational matters, development of its business plan, and activities related to the acquired agricultural properties. The Company has not generated revenue since inception.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements for the periods presented have been included. The Company’s fiscal year end is December 31.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Biointra Renovables Atotonilco Jalisco SAPI DE CV (“BRA”). All inter-company transactions and balances have been eliminated upon consolidation.

Interim Financial Statements

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year end December 31, 2025, have been omitted.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term. All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Examples of reported amounts that rely on significant estimates include certain amounts relating to the accounting for acquired agricultural property and equipment, inventory, income taxes, including valuation allowance, and stock-based compensation expense.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States and Mexico. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local market competition, changing consumer preferences, unpredictable climate patterns, and agricultural yield volatility. These adverse conditions could affect the Company’s financial condition and the results of its operations. As of June 30, 2026, the Company is operating as a going concern. See Note 12 for additional information.

Agricultural Operations

The Company accounts for its agricultural activities in accordance with ASC 905, Agriculture. The Company’s agricultural properties, held through BRA, include avocado orchards and blue agave plantations. Avocado trees are perennial bearer plants: fruit is harvested annually and the trees remain in production over multiple growing seasons. Blue agave is harvested once, generally six to eight years after planting, and harvest of the agave heart removes the plant.

Bearer plants. The avocado trees acquired with the agricultural properties were recorded at the amounts allocated to them in the asset acquisition described in Note 4 and are presented within property and equipment as bearer plants (Note 7). Bearer plants are depreciated on a straight-line basis over an estimated useful life of four years and are reviewed for impairment in accordance with the Company’s policy for long-lived assets.

Growing crops. Costs incurred to cultivate the agave plants established by the Company after the acquisition date, including land preparation, plant material, fertilization, irrigation, pest control and direct labor, are accumulated as growing crops within inventories and charged to cost of sales when the related products are sold. General costs of maintaining the plantations that cannot be identified with a specific crop are expensed as incurred.

Harvested crops. Harvested agricultural products held for sale are stated at the lower of cost and net realizable value.

As of June 30, 2026 and December 31, 2025, the Company held growing crops, no harvested crops or other agricultural inventory, and no sales of agricultural products were recorded in the periods presented.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40). The amendments in this update enhance disclosures about a public business entity’s expenses and provide more detailed information about the types of expenses included in certain notes in the consolidated financial statements. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption permitted. The amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the consolidated financial statements. The Company is currently evaluating any new disclosures that may be required upon adoption of ASU 2024-03.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – ACQUISITION OF BIOINTRA RENOVABLES ATOTONILCO JALISCO SAPI DE CV

On April 22, 2025, the Company entered into a Share Exchange and Acquisition Agreement with BRA, a Mexican corporation controlled by the CEO of the Company. Pursuant to the agreement, the Company issued 5,000,000 shares of Class A Common Stock of the Company on May 6, 2025 to acquire all of the outstanding shares of BRA. The Share Exchange and Acquisition Agreement closed upon the Company obtaining control of BRA on August 8, 2025. Pursuant to ASC 805-50-30-5, the transaction is accounted for as an asset acquisition under common control. The transfer of the net assets or equity interest from BRA does not constitute a business and therefore would not represent a change in the reporting entity. At the closing of the acquisition, the Company recognized the net assets of BRA at the historical carrying value of $421 and began reporting the net assets transferred in its consolidated financial statements prospectively from the date of the transfer. The difference between the fair value of shares of Class A Common Stock issued and the net assets or equity interests of BRA is included in additional paid-in capital at June 30, 2026 and December 31, 2025.

NOTE 4 – REAL PROPERTY PURCHASE AGREEMENT

On September 15, 2025, BRA entered into a Real Property Purchase Agreement to acquire certain agricultural property assets which consists of land, land improvements, water licenses and avocado and agave plantations including buildings and bearer plants, with a fair value of $5,426,066 (MXN99,652,094) in consideration for 1,500,000 shares of Class A Common Stock of the Company. The fair value of the consideration payable was determined based on third-party appraisals of assets acquired along with observable market data from transactions between normal market participants. BRA obtained control of the agricultural property assets upon execution of the Real Property Purchase Agreement, and the agricultural property is currently under active cultivation with developing crops. On February 22, 2026, the Company issued the 1,500,000 shares of Class A Common Stock. Refer to Note 6, Note 7 and Note 8 for the details of assets acquired in the transaction.

NOTE 5 – DEFERRED FINANCING COSTS

During the six months ended June 30, 2026, the Company recorded $10,000 of deferred financing costs related to its planned S-1 registration statement.

NOTE 6 – INVENTORY

Inventory consisted of unharvested agave plantations acquired from the BRA transaction (Note 4). As at June 30, 2026, the agave plants are approximately 6.50 years old which is within the harvest window, and the Company expected to harvest them within the following 6 months.  A continuity of the Company’s inventory assets as of June 30, 2026 and December 31, 2025 is as follows:

Agave plantations
Cost:
Balance, December 31, 2025	$ 831,142
Foreign exchange translation	25,979
Balance, June 30, 2026	$ 857,121

The Company re-assessed the net realizable value at June 30, 2026 and determined that the NRV has not changed significantly as the estimated harvest quantities, market price for bulk blue agave in each sales channel, and estimated harvesting, transportation and disposal costs have not changed since December 31, 2025.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of June 30, 2026 and December 31, 2025:

	Bearer plants	Buildings	Land	Land improvement	Total
Cost:
Balance, December 31, 2025	$ 291,470	$ 47,851	$ 3,554,258	$ 195,264	$ 4,088,843
Additions	–	–	–	–	–
Foreign exchange translation	9,109	1,496	111,095	6,103	127,803
Balance, June 30, 2026	$ 300,579	$ 49,347	$ 3,665,353	$ 201,367	$ 4,216,646

Depreciation:
Balance, December 31, 2025	$ 18,218	$ 598	$ –	$ 12,204	$ 31,020
Depreciation	37,521	1,232	–	25,137	63,890
Foreign exchange translation	621	20	–	415	1,056
Balance, June 30, 2026	$ 56,360	$ 1,850	$ –	$ 37,756	$ 95,966

Carrying amounts:
Balance, December 31, 2025	$ 273,251	$ 47,253	$ 3,554,258	$ 183,060	$ 4,057,823
Balance, June 30, 2026	$ 244,219	$ 47,497	$ 3,665,353	$ 163,611	$ 4,120,680

NOTE 8 – INTANGIBLE ASSETS

Intangible assets consisted of water licenses acquired from the BRA transaction (Note 4). A continuity of the Company’s intangible assets as of June 30, 2026 and December 31, 2025 is as follows:

Total
Cost:
Balance, December 31, 2025	$ 42,428
Additions	–

Foreign exchange translation	1,326
Balance, June 30, 2026	$ 43,754

Amortization:
Balance, December 31, 2025	$ 1,061
Amortization	2,185
Foreign exchange translation	36
Balance, June 30, 2026	$ 3,282

Carrying amounts:
Balance, December 31, 2025	$ 41,367
Balance, June 30, 2026	$ 40,472

NOTE 9 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company has 3 classes of Common Stock; Class A, Class B and Class C.

The Company has authorized 800,000,000 shares of Class A Common Stock (par value $0.000001). The Company has 123,650,883 Class A Common Stock outstanding as of June 30, 2026 (December 31, 2025 – 119,932,800). Each Class A Common Stock is entitled to 1 vote per share.

The Company has authorized 50,000,000 shares of Class B Common Stock (par value $0.000001). The Company has 10,000,000 Class B Common Stock outstanding as of June 30, 2026 (December 31, 2025 – 10,000,000). Each Class B Common Stock is entitled to 20 votes per share.

The Company has authorized 75,000,000 Class C Common Stock (par value $0.000001). The Company has not issued any Class C Common Stock as of June 30, 2026. Shares of Class C Common Stock have no voting power.

During the six months ended June 30, 2026:

On February 22, 2026, the Company issued 2,178,656 shares of Class A Common Stock for a commitment fee in connection with the Share Purchase Agreement described in Note 13.

On February 22, 2026, the Company issued 1,500,000 shares of Class A Common Stock pursuant to the Real Property Purchase Agreement as described in Note 4.

On June 26, 2026, the Company issued 39,427 shares of Class A Common Stock at $8.00 per share to the CEO of the Company in settlement of related party debt of $315,421 (Note 10). The shares were issued and outstanding as at June 30, 2026.

During the six months ended June 30, 2025:

On May 6, 2025, the Company issued 5,000,000 shares of Class A Common Stock of the Company pursuant to the Share Exchange and Acquisition Agreement with BRA dated April 22, 2025. The Company obtained control of BRA on August 8, 2025, and, because the transaction was an asset acquisition under common control, the net assets of BRA were recorded at their historical carrying value of $421 rather than at the fair value of the shares issued (Note 3).

On May 6, 2025, the Company issued 6,000,000 shares of Class A Common Stock at a fair value of $600,000 for services to be rendered for the period from June 1, 2025 to May 31, 2026. During the three and six months ended June 30, 2026, the Company recorded consulting expense of $100,000 and $250,000, respectively (2025 - $50,000 and $50,000, respectively) on the statements of operations and comprehensive loss.

Preferred Stock

The Company has 75,000,000 shares of Preferred Stock authorized with a par value of $0.000001, as of the filing date of these statements. As at June 30, 2026, there are no shares of Preferred Stock issued or outstanding. The Company’s board of directors have not yet authorized the rights and privileges of the Preferred Stock.

NOTE 10 – RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties have occurred in the normal course of operations and are recorded at the exchange amount which is the amount agreed to by the Company and the related parties.

As at June 30, 2026, the Company owed $35,441 (December 31, 2025 - $224,274) to a company controlled by the Chief Executive Officer (“CEO”) of the Company which represents cash advances, deferred financing costs, prepaid consulting fees, and general and administrative expenses incurred on behalf of the Company. The amount is non-interest bearing, unsecured and due on demand.  On June 26, 2026, the Company issued 39,427 shares of Class A Common Stock at $8.00 per share to the CEO of the Company to settle debt of $315,421 due to a company controlled by the CEO of the Company, of which $5 was forgiven and treated as a contribution to the Company.

NOTE 11 – SEGMENT REPORTING

The Company views its operations and manages its business as one operating and reporting segment. This single segment reflects the Company’s core business, which is the development of solutions to recycle organic waste for the production of renewable energy, and is operated in two geographical areas (U.S.A. and Mexico).

The Company’s Chief Operating Decision Maker (“CODM”), who is the Chief Executive Officer, evaluates financial performance and allocates resources on a consolidated basis. The CODM uses consolidated operating loss, net loss, and cash flow information to assess performance and make decisions regarding the allocation of resources. As these financial measures are reviewed on a consolidated basis, the Company has determined that it has a single operating and reporting segment.

The Company operates in two geographical areas of U.S.A. and Mexico. The Company’s property and equipment, and intangible assets, and all related depreciation and amortization, by geographical areas as at June 30, 2026 and December 31, 2025, were all located in Mexico.

NOTE 12 – GOING CONCERN

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for a period of at least one year from the issuance date of these consolidated financial statements. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2026, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business. As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $1,785,401 at June 30, 2026. This factor among others raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Share Purchase Agreement

On August 29, 2024, the Company entered into a Share Purchase Agreement with Silver Rock Group (“Silver Rock”) whereby Silver Rock committed to purchase up to $350,000,000 of the Company’s Class A Common Stock (the “Draw Down Amount”) over a 36-month period beginning on the date the Company becomes publicly listed (“Public Listing”). The agreement provides the Company with the right, at its sole discretion, to issue Draw Down Notices in tranches of up to one million shares at a per-share price equal to a 10% discount to the lowest trading price of the Company’s Class A Common Stock during the 10 trading days immediately preceding the Draw Down Notice. The Draw Down Amount requested shall not exceed 200% or one million dollars of the average daily trading volume for the 10 trading days immediately preceding the draw down exercise date on a rolling basis.

In connection with the Share Purchase Agreement, the Company agreed to pay a commitment fee equal to 2% of the total outstanding shares of the Company on the date of the agreement. During the period ended December 31, 2024, the Company recorded a commitment fee of $217,866 on the statement of operations and comprehensive loss for 2,178,656 shares of Class A Common Stock. On February 22, 2026, the Company issued 2,178,656 shares of Class A Common Stock.

In addition, on the date of Public Listing, the Company shall issue share purchase warrants to Silver Rock granting the right to purchase additional common shares of the Company for a period of 5 years at an exercise price per share equal to the lower of $2 per share or 110% of the listing price immediately after the Public Listing. The number of warrants issued shall be equal to 4% of the total outstanding shares immediately after the completion of the Public Listing, calculated on a fully diluted basis. As at June 30, 2026 and the issuance date of the consolidated financial statements, the Company has not become publicly listed. As a result, the number of warrants to be issued and its fair value are indeterminable.

NOTE 14 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through November 4, 2026, the date the condensed consolidated financial statements were available to be issued, and has determined that, other than as described below, no events or transactions have occurred after June 30, 2026 that require recognition or disclosure in these condensed consolidated financial statements.

On November 2, 2026, the Company and Silver Rock entered into Amendment No. 1 to the Share Purchase Agreement described in Note 13, which confirms the aggregate purchase commitment of $350,000,000, provides that the number of Class A Common Stock registered for resale by Silver Rock under any single registration statement shall not exceed 29.99% of the shares then outstanding, and provides that the Company shall not issue shares to Silver Rock under the agreement and the related warrants (including the 2,178,656 commitment shares) in excess of 19.99% of the shares outstanding immediately prior to the Public Listing unless stockholder approval is obtained.